UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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FORUM ENERGY TECHNOLOGIES, INC.
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2022 PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

LETTER FROM THE EXECUTIVE CHAIRMAN OF THE BOARD TO OUR STOCKHOLDERS

Dear Fellow Stockholders,	March 31, 2022

On behalf of your board of directors and management, I am pleased to invite you to attend the annual meeting of stockholders of Forum Energy Technologies, Inc. ("FET" or the "Company"), which will be held at 8:00 a.m., Central Daylight Time, on May 10, 2022, at our offices located at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.

Our Purpose and Areas of Focus:

FET is more than a products manufacturer serving traditional hydrocarbon markets. With our broad portfolio of technology, we also serve customers who are participating in the energy transition. As we look ahead, we intend to continue to develop and invest in technological solutions that make our customers safer and more efficient, and that allow them to reduce their methane and greenhouse gas emissions. On the following page, we have included a sampling of some of FET’s products that serve the energy transition space. It is also our goal to reduce our own carbon footprint. Over the course of the past year, we have assessed the different forms of energy that we require to run our business, and we are implementing changes to reduce this usage. We believe that through these efforts, FET will contribute toward the improvement of our environment.

Improved Fundamentals:

During 2021, market fundamentals improved dramatically on a year-over-year basis. The 2021 average rig count increased by 9% and customer orders for our products doubled on a year-over-year basis. In addition, we have navigated the COVID pandemic and are continuing to mitigate the impact of supply chain disruptions and inflationary pressures.

We made good progress in 2021 to reduce long-term debt and return cash to our stockholders. During the year, we repurchased approximately $60 million principal amount of our 9.00% convertible senior secured notes due 2025 (the “2025 Notes”). In total, as of December 31, 2021, we reduced our net debt position to $186 million. 48% of the 2025 Notes mandatorily convert to equity at a share price of $30 per share. Also during the year, we repurchased approximately $1.1 million of our common stock representing a 1.0% reduction in the shares outstanding. Our board of directors has authorized a share repurchase program of up to $10 million, which represented approximately an 8% reduction in our shares outstanding at the time it was adopted. Finally, in the third quarter 2021, we successfully extended the maturity of our ABL credit facility to September 2026.

Executive Officer Succession Planning, and Board Diversification and Refreshment:

As part of our board of directors refreshment plan, in 2021, Dr. Emily Reichert, Ph.D., Chief Executive Officer of GreenTown Labs, North America’s largest climatetech startup incubator, and Mr. Paul E. Rowsey III, former Executive Chairman of the Board of JLB Partners, a national developer, builder and manager of Class A multi-family assets in select markets in the United States, were appointed to serve as members of the board of directors. Mr. David C. Baldwin retired from our board of directors in March 2021 after more than ten years of service. Mr. Andrew L. Waite also retired from the board of directors after over ten years of service to FET in December 2021. We thank Messrs. Baldwin and Waite for their dedicated service. At the close of 2021, over 40% of our non-executive board member seats were held by individuals of under-represented categories on public company boards. Our new directors also bring a fresh perspective, including expertise in the energy transition space, that we believe will benefit the company.

Effective February 18, 2022, I retired as President and Chief Executive Officer and transitioned to serve as Executive Chairman of the board of directors. At that time, Mr. Neal Lux became President and Chief Executive Officer. Mr. Lux represents the next generation of energy leaders. His sound business judgment has the full confidence of our board of directors.

Looking Ahead:

We are continuing to focus on the opportunities that lie ahead for Forum. With elevated commodity prices, E&P spending has increased dramatically and is expected to grow further to meet demand. We are focused on further improving our operating leverage in 2022, generating strong free cash flow, developing new and innovative technology for our customers, and most importantly, generating strong returns for our stockholders. We are looking forward to showing the market what our team can achieve this year with the hard work and dedication of our employees. Thank you for your continued engagement with FET.
Sincerely,
C. Christopher Gaut
Executive Chairman of the Board

FET ENERGY TRANSITION MARKETS AND OUR PRODUCTS

FORUM ENERGY TECHNOLOGIES, INC.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 10, 2022
The annual meeting of stockholders of Forum Energy Technologies, Inc. will be held at 8:00 a.m., Central Daylight Time, on May 10, 2022, at our offices located at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064 for the following purposes:

	Description:	Board Recommendation:
Proposal 1	Elect the three persons named in this proxy statement as directors for terms of three years.	FOR ALL
Proposal 2	Approve, on a non-binding, advisory basis, the compensation of our named executive officers.	FOR
Proposal 3	Approve an amendment to our Second Amended and Restated 2016 Stock and Incentive Plan to, among other things, increase the number of shares available for issuance thereunder.	FOR
Proposal 4	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.	FOR
Forum’s board of directors has established March 16, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. For a period of ten days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at our executive offices for inspection by stockholders during ordinary business hours for proper purposes.
We are utilizing the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and protecting the environment. On or about the date hereof, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2022 proxy statement and our annual report on Form 10-K for the year ended December 31, 2021. The notice provides instructions on how you can request a paper copy of these documents if you desire. Stockholders are urged, whether or not they expect to be present at the meeting, to vote their shares as promptly as possible by following the instructions in the Notice of Internet Availability of Proxy Materials. Any person giving a proxy has the power to revoke it at any time, and stockholders present at the meeting may withdraw their proxies and vote in person. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

By order of the Board of Directors,
John C. Ivascu
Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
March 31, 2022
10344 Sam Houston Park Drive, Suite 300
Houston, Texas 77064

IMPORTANT INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS

Registration will begin at 7:30 a.m. Please note that space limitations make it necessary to limit attendance at the meeting to stockholders. Please bring photo identification, such as a driver’s license or passport, and if you hold your shares in brokerage accounts, a copy of a brokerage statement reflecting stock ownership as of the record date. Please keep in mind that cameras, recording devices and other electronic devices are not permitted at the meeting. You are invited to attend the meeting in-person, although due to the public health impact of COVID-19, attendees will be expected to comply with health and safety protocols as recommended or required by the Centers for Disease Control and Prevention or state or local governments.
As part of our effort to maintain a safe and healthy environment at our annual meeting, in light of COVID-19, we reserve the right to reconsider the date, time, and/or means of convening the annual meeting, including, solely by means of remote communications, under Articles II and VII of our By-Laws. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be issued by press release, posted on our website under the Investors section, and filed with the SEC as additional proxy material. We also encourage attendees to review guidance from public health authorities on this issue and take appropriate actions.

Forward-Looking Statements and Website References
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2021 Annual Report on Form 10-K. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

FORUM ENERGY TECHNOLOGIES, INC.
10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064

PROXY STATEMENT
FOR
2022 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 Annual Meeting of Stockholders of Forum Energy Technologies, Inc. to be held on May 10, 2022, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting.
We have elected to provide access to our proxy materials over the Internet and are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet, or to request a printed copy, may be found on the Notice.
All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the approval of the compensation of our named executive officers and the ratification of the appointment of our independent registered public accounting firm, stockholders may vote for or against the proposal or may abstain from voting. Stockholders should vote their shares on the proxy card. If no choice is indicated, proxies that are signed and returned will be voted as recommended by our board of directors.
All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.
QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES
The board of directors has established March 16, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 5,720,944 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock at the annual meeting is necessary to constitute a quorum.
The three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. If any nominee for director receives a greater number of votes "withheld" than votes "for" such election, our board of directors requires that such person must tender his or her resignation. Cumulative voting is not permitted in the election of directors. The approval of the compensation of our named executive officers on an advisory basis and the ratification of the appointment of our independent registered public accounting firm is subject to the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter. If a quorum is present, approval of the amendment to our Second Amended and Restated 2016 Stock and Incentive Plan requires the affirmative vote of at least a majority of votes cast on the matter.
Brokers holding shares of our common stock must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. The New York Stock Exchange ("NYSE"), however, precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under NYSE rules, brokers holding shares in

"street name" for their beneficial holder clients are allowed, but not required, to exercise discretionary voting to vote only on the ratification of the appointment of our independent registered public accounting firm. Brokers cannot vote on the other matters to be considered at the meeting without instructions from the beneficial owners. If you do not instruct your broker how to vote on those matters, your broker will not vote on your behalf. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on all of the proposals.
Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has indicated that it does not have discretionary authority to vote, these shares will be treated as not present with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions. Because the three nominees for director who receive the greatest number of votes cast at the meeting will be elected, and the approval of the amendment to our Second Amended and Restated 2016 Stock and Incentive Plan will be approved if a majority of votes cast on the proposal are voted in favor of the proposal, abstentions and broker non-votes will not affect the outcome of the voting on these items. Because the approval of the compensation of our named executive officers on an advisory basis and the ratification of the appointment of our independent registered public accounting firm requires the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the applicable matter, abstentions will have the same effect as votes against these proposals. Broker non-votes, on the other hand, will not affect the outcome of the voting with regard to such proposals.
Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting deadline at the annual meeting by: (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date, or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.
If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote as follows:
Proposal 1: "FOR ALL";
Proposal 2: "FOR"
Proposal 3: "FOR"; and
Proposal 4: "FOR".
COST AND METHOD OF PROXY SOLICITATION
We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. Proxy materials will be furnished without cost to brokers, dealers and other custodian nominees and fiduciaries to forward to the beneficial owners of shares held in their names.

SECURITY OWNERSHIP
The following table sets forth information as of March 16, 2022 with regard to the beneficial ownership of our common stock by (1) each of our stockholders who is known by us to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the "Summary Compensation Table" below and (3) all of our current executive officers and directors as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

Name and Address (1)	Number of Shares Beneficially Owned (2)	Percent of Class
Stockholders owning 5% or more:
SCF-V, L.P. and Related Entities 600 Travis Street, Suite 6600 Houston, TX 77002 (3)	748,419	13.1%
Schroder Investment Management North America Inc. 7 Bryant Park, 19th Floor New York, NY 10018 (4)	381,903	6.7%

Directors and Nominees:
C. Christopher Gaut (5)	263,595	4.6%
Evelyn M. Angelle (6)	10,683	*
John A. Carrig (7)	56,787	*
Michael McShane	5,936	*
Louis A. Raspino, Jr.	7,238	*
Dr. Emily Reichert, Ph.D.	3,093	*
Paul E. Rowsey III	6,539	*
John Schmitz (8)	131,327	2.3%

Other Named Executive Officers:
Neal Lux	67,519	*
D. Lyle Williams	28,266	*
All executive officers and directors as a group (12 persons)	626,486	11.0%
__________________________
* Less than 1% of issued and outstanding shares of common stock.
(1)Unless otherwise indicated, the address of each beneficial owner is c/o Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston Texas 77064.
(2)The number of shares beneficially owned by the directors, director nominees and executive officers listed in the table includes shares that may be acquired within 60 days of March 16, 2022 by exercise of stock options or vesting of restricted stock units is as follows: Mr. Gaut — 41,715; Mr. Raspino — 308; Mr. Ivascu — 355; and Mr. Williams — 4,858 and all current executive officers and directors as a group — 47,236.
(3)SCF-V, L.P. is the direct owner of 134,377 shares, SCF 2012A, L.P. is the direct owner of 97,069 shares, SCF-VI, L.P. is the direct owner of 135,663 shares, SCF 2012B, L.P. is the direct owner of 55,676 shares and SCF-VII, L.P. (together with SCF-V, L.P., SCF 20212A, L.P., SCF-VI, L.P., SCF 2012B, L.P., "SCF") is the direct owner of 325,634 shares. L.E. Simmons, David Baldwin, Andrew Waite and Anthony DeLuca maintain shared voting and dispositive power for the shares beneficially owned by SCF Partners, Inc. (formerly named L.E. Simmons & Associates, Incorporated) ("SCF Partners"), the ultimate general partner of SCF, our largest stockholder. As a result, they may be deemed to beneficially own the common stock beneficially owned or deemed to be beneficially owned by SCF and may be deemed to have voting and investment control over the securities. Messrs. Simmons, Baldwin, Waite and DeLuca disclaim beneficial ownership of such shares.
(4)The number of shares reported is as of December 31, 2021 and is based on a Schedule 13G filed with the SEC on February 9, 2022 by Schroder Investment Management North America Inc. The Schedule 13G reports sole voting power for 22,334 shares of common stock, no shared voting power for shares of common stock, sole dispositive power for 22,334 shares of common stock and no shared dispositive power for shares of common stock.
(5)Includes 9,050 shares held in Uniform Transfers to Minors Act accounts, which Mr. Gaut and his spouse maintain joint ownership for the benefit of their grandchildren.
(6)Includes 900 shares of common stock beneficially owned by Ms. Angelle’s spouse.
(7)Includes 50,900 shares held in trust for the benefit of Mr. Carrig’s children. Mr. Carrig serves as trustee of the trust and disclaims beneficial ownership of the shares held by the trust.
(8)Mr. Schmitz is the direct owner of 2,294 shares of common stock that were issued to him in connection with his service on our board of directors. 129,033 shares of common stock are owned directly by B-29 Family Holdings, LLC, a Texas limited liability company ("B-29 Family Holdings"). Mr. Schmitz maintains a 100% beneficial ownership interest in B-29 Family Holdings. As such, Mr. Schmitz may be deemed to have voting and investment power over the shares of common stock owned by B-29 Family Holdings. Mr. Schmitz disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

PROPOSAL 1: ELECTION OF DIRECTORS
The board of directors comprises nine members. These nine members are divided into three classes with three members in Class I, three members in Class II and three members in Class III. The term of each Class I director will expire at the 2022 annual meeting. The term of each Class II director will expire at the annual meeting of stockholders to be held in 2023, and the term of each Class III director will expire at the annual meeting of stockholders to be held in 2024. Our board of directors believes that this number of directors is appropriate for the Company at this time.
Nominees for Election

The board of directors, upon the recommendation of the Nominating, Governance and Sustainability Committee (the "NG&S Committee"), has nominated for submission to the stockholders Messrs. C. Christopher Gaut and Louis A. Raspino, Jr. and Dr. Emily Reichert, Ph.D. as Class I directors for a term of three years, each to serve until the annual meeting of stockholders in 2025 or until his or her successor is elected and qualified.
If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors, in its discretion, may designate a substitute nominee. If you have completed your proxy in favor of such unavailable nominee, your vote will be cast for the substitute nominee. Our board of directors has determined that Mr. Raspino and Dr. Reichert are "independent" as that term is defined by the applicable NYSE listing standards. Mr. Gaut is not independent given his position as our Executive Chairman of the Board.
Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the three nominees receiving the greatest number of votes cast "FOR" will be elected as directors. Your board of directors unanimously recommends a vote "FOR ALL" of the aforementioned director nominees.

DIRECTOR QUALIFICATIONS

Each of our directors brings a unique background and skill set to our board of directors, creating a diverse group of leaders with a breadth of experience in a variety of areas, including leadership, and financial, industry and operations expertise.

Skill / Qualification	Importance
Demonstrated Leadership - CEO, CFO, COO - Public Company Board	Directors with prior experience holding key leadership positions provide us with unique insights. In addition, experience serving on other public company boards of directors is valuable. These people also generally possess leadership qualities and the ability to develop those attributes in others. Their experience developing talent and solving problems in large, complex organizations makes them a valuable asset to our board of directors.
Financial - Capital Markets - Mergers & Acquisitions - Audit & SEC Reporting
Accurate financial reporting and robust auditing are critical to maintain the trust of our stockholders. Five of our directors qualify as audit committee financial experts, if so designated, and all of our directors are financially literate.

Industry Experience - Up-, Mid-, & Downstream - Services Company - Energy Transition	Diverse industry experience equips board members with an understanding of the risks and opportunities associated with different market factors affecting our business, and enhances their knowledge of regulations and key industry players we must consider. In addition, relevant industry experience improves our business strategy as we navigate complex market conditions.
Operations - Manufacturing - International	Experience navigating the unique challenges faced by a manufacturing company is particularly beneficial to develop and navigate the Company's strategic course. In addition, having a domestic and international perspective assists us with the global nature of our business.
Diversity - Gender - Racial / Ethnic	Our focus on achieving diversity of gender and ethnicity on the board of directors exemplifies the Company's commitment to diversity throughout the organization.

Summarized below is our board of directors’ self-assessment of the number of its members who possess the above skills and competencies:

The following chart shows how each of these skills and competencies are currently represented on the board of directors, and is not intended to be an exhaustive list of skills for each director, but focuses on the primary skills and competencies each director brings.

	Angelle	Carrig	McShane	Raspino	Reichert	Rowsey	Schmitz	Gaut	Lux
Leadership
CEO, CFO, COO	⚫	⚫	⚫	⚫	⚫	⚫	⚫	⚫	⚫
Public Company Board	⚫	⚫	⚫	⚫		⚫	⚫	⚫
Financial
Capital Markets	⚫	⚫	⚫	⚫			⚫	⚫
Mergers & Acquisitions	⚫	⚫	⚫	⚫		⚫	⚫	⚫	⚫
Audit & SEC Reporting	⚫	⚫	⚫	⚫			⚫	⚫
Prior Industry Experience
Up-, Mid-, & Downstream		⚫	⚫	⚫			⚫	⚫	⚫
Services Company	⚫		⚫	⚫		⚫	⚫	⚫	⚫
Energy Transition					⚫
Operations
Manufacturing	⚫		⚫	⚫			⚫	⚫	⚫
International	⚫	⚫	⚫	⚫		⚫		⚫	⚫
Other
Engineering / Technology					⚫		⚫	⚫	⚫
Legal		⚫				⚫
Innovation / Entrepreneurship	⚫		⚫		⚫	⚫	⚫	⚫	⚫
Diversity
Gender	F	M	M	M	F	M	M	M	M
Racially/Ethnically Diverse						⚫

OUR DIRECTORS
Set forth below are the names of, and certain information as of March 16, 2022 with respect to, the three nominees for election as Class I directors and the other current members of the board of directors.
Nominees - Class I Directors

C. Christopher Gaut – Age: 65, Positions: Executive Chairman of the Board

Mr. Gaut currently serves as Executive Chairman of the Board, having previously served as President and Chief Executive Officer of Forum from November 2018 until his retirement from those positions in February 2022, and as Chairman of the Board from December 2017. Prior to that, from May 2017 to December 2017, he served as Executive Chairman of the Board, and as Chief Executive Officer from May 2016 to May 2017. From August 2010 to May 2016, he served as President, Chief Executive Officer and Chairman of the Board, and as one of our directors since December 2006. He served as a consultant to SCF Partners from November 2009 to August 2010, and an industry advisor from May 2017 to November 2018. Mr. Gaut served at Halliburton Company, a leading diversified oilfield services company, as President of the Drilling and Evaluation Division and prior to that as Chief Financial Officer, from March 2003 through April 2009. From April 2009 through November 2009, Mr. Gaut was a private investor. Prior to joining Halliburton Company in 2003, Mr. Gaut was a Co-Chief Operating Officer of Ensco International, a provider of offshore contract drilling services. He also served as Ensco's Chief Financial Officer from 1988 until 2003.
Mr. Gaut is currently a member of the board of directors of EOG Resources, Inc., a public independent crude oil and natural gas company, and previously served as a director of Valaris plc, a provider of offshore contract drilling services, and Key Energy Services Inc., a well services provider.
The board of directors selected Mr. Gaut because of his prior experience as our President and Chief Executive Officer; previous executive leadership roles with leading energy companies; operational and financial expertise in the oil and gas business; financial literacy; knowledge of the demands and expectations of our customers; and service as a board member of other public companies.
Louis A. Raspino, Jr. – Age: 69, Positions: Compensation and Human Capital Committee Chairperson

Mr. Raspino was elected as a director of Forum in January 2012 and currently serves as the Chairperson of the Compensation and Human Capital Committee. He also currently serves as a director, audit committee member, and compensation committee Chairperson of Tidewater Inc., a public owner and operator of offshore support vessels in the energy industry. In addition, he serves as a director and member of the compensation and audit committees of American Bureau of Shipping, a private company. He served as Chairman of Clarion Offshore Partners, LLC, a Blackstone affiliate, from October 2015 to October 2017. Mr. Raspino has been a private investor and consultant from June 2011 to the present. Mr. Raspino was named President, Chief Executive Officer and a director of Pride International, Inc., a contract drilling company, in June 2005 and served in that capacity until its acquisition by Ensco plc in May 2011. He joined Pride International in December 2003 as Executive Vice President and Chief Financial Officer. From July 2001 until December 2003, he served as Senior Vice President, Finance and Chief Financial Officer of Grant Prideco, Inc. From February 1999 until March 2001, he held various senior financial positions, including Vice President of Finance for Halliburton Company. From October 1997 until July 1998, he was a Senior Vice President at Burlington Resources, Inc. From 1978, until its merger with Burlington Resources in 1997, he held a variety of positions of increasing responsibility at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer.
The board of directors selected Mr. Raspino because of his significant experience as an executive officer of other energy companies; service as a member of other public company boards of directors; operational, strategic and financial expertise in the oil and gas business; and financial literacy and qualifications as an audit committee financial expert.

Dr. Emily Reichert, Ph.D. – Age: 48, Positions: Nominating, Governance and Sustainability Committee Member

Dr. Reichert was appointed as a director of Forum on July 1, 2021 and currently serves as a member of the Nominating, Governance and Sustainability Committee. She also currently serves as the Chief Executive Officer of Greentown Labs, the largest climatetech incubator in North America. Dr. Reichert began her career at Arthur D. Little as a Ph.D. scientist and progressed into research and development, business development and general management roles. Prior to forming Greentown Labs, she was the Director of Business Operations at the Warner Babcock Institute for Green Chemistry where she helped grow the angel-funded startup into a sustainable contract R&D business with a mission to minimize the environmental impact of chemical products. She has been appointed to leadership positions on innovation, economic development, entrepreneurship, and clean technology commercialization at the city, state, and federal level, including the City of Somerville's Chamber of Commerce, the Massachusetts Governor's Economic Development Planning Council, the Massachusetts Advanced Manufacturing Collaborative, and the U.S. Secretary of Commerce's National Advisory Council on Innovation and Entrepreneurship. Dr. Reichert holds a Ph.D. in Physical Chemistry from the University of Wisconsin-Madison and earned her MBA from MIT Sloan School of Management.
The board of directors selected Dr. Reichert because of her significant experience in the area of sustainability, including as an executive officer, scientist, and thought leader for clean technologies.

Class II Directors

 Evelyn M. Angelle – Age: 54, Positions: Audit Committee Chairperson; Nominating, Governance and Sustainability Committee Member

Ms. Angelle was appointed as a director of Forum in February 2011 and currently serves as the Chairperson of the Audit Committee. Ms. Angelle also serves as a member of the board of directors, and as a member of the audit committee, of STEP Energy Services, Ltd., an oilfield services company providing specialized coiled tubing, and associated pumping and support equipment. She served as Executive Vice President and Chief Financial Officer of BJ Services, a provider of North American land pressure pumping services, from January 2017 to November 2017. From November 2017 to the present, and from January 2015 to December 2016, Ms. Angelle has been a private investor and philanthropist. From January 2014 through January 2015, Ms. Angelle served as Senior Vice President – Supply Chain for Halliburton, responsible for global procurement, materials, logistics and manufacturing. From April 2003 to December 2013, Ms. Angelle served in various finance and accounting roles for Halliburton, including Senior Vice President and Chief Accounting Officer, and Vice President of Investor Relations.
Before joining Halliburton in 2003, Ms. Angelle worked for fifteen years in the audit department of Ernst & Young LLP, where she specialized in serving large, multinational public companies and provided technical accounting and consultation services to clients and other professionals. She is a certified public accountant in Texas and a certified management accountant. She is National Association of Corporate Directors (NACD) Directorship Certified. Ms. Angelle serves on various charitable organizations, including on the board of directors and on the executive committees of Junior Achievement of Southeast Texas and Junior Achievement USA.
The board of directors selected Ms. Angelle because of her professional experience and her particular knowledge in financial, internal controls and public company disclosure compliance. In addition, she brings to the board of directors added judgment about supply chain, investor relations and the financial management of large oilfield corporations. Ms. Angelle is financially literate and considered by our board of directors to be an audit committee financial expert.

John A. Carrig – Age: 70, Positions: Nominating, Governance and Sustainability Committee Chairperson; Audit Committee Member

Mr. Carrig was appointed as a director of Forum in July 2011 and currently serves as the Chairperson of the Nominating, Governance and Sustainability Committee and as a member of the Audit Committee. He retired from ConocoPhillips in March 2011, having most recently served as President and Chief Operating Officer since 2008, where he was responsible for global Exploration and Production, Refining and Marketing, Commercial, Project Development and Procurement and the Health, Safety and Environment functions. Mr. Carrig served as Executive Vice President, Finance, and Chief Financial Officer from 2002 to 2008. Prior to the merger with Conoco Inc. in 2002, Mr. Carrig was with Phillips Petroleum Company, where he was named Senior Vice President and Chief Financial Officer in 2001. In 2000, he joined Phillips' management committee as Senior Vice President and Treasurer. From 1996 to 2000, he served as Vice President and Treasurer. Mr. Carrig served as Treasurer in 1995 and Assistant Treasurer in 1994. He joined Phillips in 1978 as a tax attorney. He has been a private investor and engaged in charitable endeavors since his retirement from ConocoPhillips. Mr. Carrig previously served on the board of directors of WPX Energy, Inc., a public oil, natural gas and natural gas liquids producer, prior to its merger with Devon Energy in January 2021.
The board of directors selected Mr. Carrig because of the length and breadth of his experience in the oil and gas industry, the perspective he brings as a result of his long service as an executive of a major public company with global reach and his strategic, financial and management acumen. In addition, Mr. Carrig brings valuable insight as a result of his long history as a customer for oilfield equipment and services. As a result of his significant professional experience and particular knowledge in finance, accounting, treasury and tax, he is financially literate and considered by our board of directors to be an audit committee financial expert.

Neal Lux – Age: 46, Positions: President and Chief Executive Officer

Mr. Lux was appointed as President and Chief Executive Officer of Forum and a member of our board of directors on February 18, 2022. Mr. Lux previously served as the Company's Executive Vice President and Chief Operating Officer from December 2020 to February 2022. From January 2009 to February 2022, Mr. Lux held various operations roles of increasing responsibility with the Company and its subsidiaries, including Executive Vice President - Operations; Senior Vice President - Completions; Managing Director - Global Tubing; and President - Global Tubing. He holds a B.S. in Industrial Engineering from Purdue University.
The board of directors selected Mr. Lux because of the length and breadth of his experience in the oil and gas industry, and the perspectives he brings as a result of his long service with the Company in a variety of leadership roles; operational and financial expertise in the oil and gas business; and knowledge of the demands and expectations of our customers, employees and other stakeholders.

Class III Directors

Michael McShane – Age: 67, Positions: Lead Independent Director; Compensation and Human Capital Committee Member

Mr. McShane was appointed as a director of Forum in September 2010 and currently serves as a member of the Compensation and Human Capital Committee and our Lead Independent Director. Mr. McShane also currently serves as an Operating Partner to Advent International, an international private equity fund. Mr. McShane was a director of Spectra Energy Corp, a natural gas infrastructure company, from April 2008 until February 2017; and served as a director of Enbridge, Inc., an energy infrastructure company, following the completion of Enbridge's acquisition of Spectra Energy Corp in February 2017 until October 2018. He was also a director of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from March 2007 until February 2012 and served as a director of Superior Energy Services, Inc., a provider of specialized oilfield services and equipment, from the completion of Superior Energy Services' acquisition of Complete Production Services in February 2012 until February 2021. Mr. McShane also previously served as a director of Oasis Petroleum Inc., a public exploration and production company, from May 2010 until November 2020.
Mr. McShane is currently a director and Chairman of NCS Multistage, a public provider of various downhole completion tools and technologies. Previously, Mr. McShane served as a director, and President and Chief Executive Officer, of Grant Prideco, Inc., a manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until April 2008, having also served as Chairman of the Board from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002, and Vice President — Finance from 1987 to 1990 while BJ Services was a division of Baker Hughes Incorporated. Mr. McShane joined BJ Services in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions.
The board of directors selected Mr. McShane because of his expansive knowledge of the oil and gas industry, as well as his relationships with chief executives and other senior management at oil and natural gas companies, and oilfield service companies throughout the world. Mr. McShane is financially literate and qualifies as an audit committee financial expert. He brings to the board of directors his experience as a senior leader and chief financial officer within the oilfield services industry, as well as his leadership as chairman and chief executive officer of a leading North American drill bit technology and drill pipe manufacturer. In addition, Mr. McShane’s service on the board of directors of other listed companies informs his ability to act as our Lead Independent Director. Mr. McShane also provides the board of directors with a producer perspective that is valuable in strategic discussions.

Paul E. Rowsey III – Age: 67, Positions: Compensation and Human Capital Committee Member

Mr. Rowsey was appointed as a director of Forum in November 2021 and currently serves as a member of the Compensation and Human Capital Committee. He also currently serves as Chairman of E2M Partners, LLC, a sponsor and manager of private real estate equity funds. Mr. Rowsey is the former Executive Chairman of the Board of JLB Partners, a national developer, builder and manager of Class A multi-family assets in select markets in the United States. He previously served as Non-Executive Chairman of Valaris plc, a publicly traded offshore driller contractor, and its predecessor, Ensco plc. Mr. Rowsey was also formerly the Chief Executive Officer of Compatriot Capital, and a founder and the managing partner of E2M Partners, LLC. Mr. Rowsey is a graduate of Duke University and Southern Methodist University School of Law, and he is a citizen of the Cherokee Nation.
The board of directors selected Mr. Rowsey because of his extensive knowledge of the oil and gas industry; his expertise in financial, business and legal matters, including his experience as the President and Chief Executive Officer of Compatriot Capital, Inc.; his experience as the founder and the managing partner of E2M Partners; his extensive negotiating experience in complex business transactions; and his general business acumen.

John Schmitz – Age: 61, Positions: Audit Committee Member

Mr. Schmitz was appointed as a director of Forum in September 2010 and currently serves as a member of the Audit Committee. Mr. Schmitz has served as Chairman of the Board of Directors and Chief Executive Officer of Select Energy Services, Inc., an oil and gas services company, from January 2021 to present. From January 2020 to January 2021, Mr. Schmitz served as Chairman of Select Energy Services. Prior to that, from November 2017 to December 31, 2019, he served as Executive Chairman. Prior to this, Mr. Schmitz served as Chairman and Chief Executive Officer of Select Energy Services, beginning in 2007 until November 2017. In addition, he currently serves as a director and officer of various private energy companies in which he invests. Prior to his current involvement at Select Energy Services, Inc., Mr. Schmitz served as the North Texas Division Manager for Complete Production Services, Inc., a provider of specialized oil and gas completion and production services. Mr. Schmitz is also the founder and President of (i) B-29 Family Holdings, LLC, the family office representing the business interests of Mr. Schmitz and certain family members, (ii) B-29 Investments, LP, the private equity arm of Mr. Schmitz's family office, and (iii) Sunray Capital, LP, a subsidiary of B-29 Investments, LP that contains privately-held interests in various oil and gas investments.
The board of directors selected Mr. Schmitz because his keen insight into both emerging trends in North American shale plays and the types of equipment needed to service producers’ requirements, and his financial literacy, make him well qualified to serve on our board of directors. He also has knowledge of other manufacturers’ capabilities and their reputations for quality and deliverability, providing a valuable perspective on our evaluation of potential acquisitions. Further, Mr. Schmitz’s position with B-29 Family Holdings, LLC provides a valuable perspective into one of our stockholder’s insights and assessment of our performance.

DIRECTOR COMPENSATION
Generally
The Compensation and Human Capital Committee periodically commissions Meridian Compensation Partners, LLC ("Meridian"), its independent compensation consultant, to conduct a market-based director compensation study. In December 2020, the study prepared by Meridian indicated that total non-executive director compensation was positioned competitively with the applicable market median. As a result, the Compensation and Human Capital Committee determined that it was appropriate not to recommend any changes to the level of non-employee director compensation for 2021.
Directors’ fees
In 2021, all non-executive officer directors were eligible to receive annual compensation of $220,000. We customarily provide director compensation through cash and stock incentive awards. However, the board of directors elected to again forego an annual stock award, receiving such amount in cash payments over the course of the year in order to minimize stockholder dilution and as a result of the limited number of awards available for grant under the Company's stock incentive plan. All of our directors remain subject to our Stock Ownership Requirements Policy, which requires them to hold three times the standard annual cash retainer of $70,000 in the form of the Company's common stock or other eligible forms of beneficial ownership. As of December 31, 2021, all of our directors were in compliance with the Stock Ownership Requirements Policy or within the five year grace period afforded by the policy for them to obtain compliance. Pursuant to the Stock Ownership Requirements Policy, if a director has satisfied the policy's requirements on a prior determination date, a decrease in the applicable closing stock price following such date does not cause a director to be non-compliant with the policy.
In addition, directors are eligible to receive compensation for committee and other board of directors leadership positions. The Chairperson of the Audit Committee received an annual cash retainer of $20,000, and the other members of that committee received an annual cash retainer of $10,000. The Chairperson of the Compensation and Human Capital Committee received an annual cash retainer of $15,000, and the other members of that committee received an annual cash retainer of $7,500. The Chairperson of the NG&S Committee received an annual cash retainer of $10,000, and the other members of that committee received an annual cash retainer of $5,000. The Lead Independent Director received an annual cash retainer of $20,000. We do not pay meeting fees to our directors. Fees for service as Lead Independent Director or on committees were all paid in cash.
The following table provides information on Forum’s compensation for non-executive directors in 2021:

Non-Executive Director Compensation for the Year Ended December 31, 2021

Name	Fees Earned or Paid in Cash ($)	Non-Qual. Deferred Comp. Earnings (1) ($)	Total ($)
Evelyn M. Angelle	240,000	16,454	256,454
David C. Baldwin (2)	28,125	—	28,125
John A. Carrig	240,000	22,588	262,588
Michael McShane	247,500	—	247,500
Louis A. Raspino, Jr.	235,000	7,154	242,154
Dr. Emily Reichert, Ph.D.	37,500	—	37,500
Paul E. Rowsey III	19,375	—	19,375
John Schmitz	230,000	—	230,000
Andrew L. Waite (3)	112,500	—	112,500

(1)This column includes interest payments credited in 2021 for deferrals made prior to December 31, 2019 under the Company's Deferred Compensation Plan that exceed the IRS Applicable Federal Rates.
(2)Mr. Baldwin retired from the board of directors effective as of March 5, 2021.
(3)Mr. Waite retired from the board of directors effective as of December 31, 2021.
As of December 31, 2021, the total number of shares of common stock subject to outstanding stock option awards and restricted stock or restricted stock unit awards held by each non-executive director was as follows:

Name	Option Awards	Restricted Stock Units/Restricted Stock (1)
Evelyn M. Angelle	—	4,248
David C. Baldwin	—	—
John A. Carrig	—	4,248
Michael McShane	—	—
Dr. Emily Reichert, Ph.D.	—	3,083
Paul E. Rowsey III	—	6,539
Louis A. Raspino, Jr.	308	—
John Schmitz	—	—
Andrew L. Waite	—	3,208

(1)As of December 31, 2021, Ms. Angelle and Messrs. Carrig and Waite held vested, but unsettled, grants of restricted stock units totaling 4,248; 4,248; and 3,208 units, respectively. Ms. Angelle has elected to defer settlement of the restricted stock units until the earlier of 10 years from the date of grant or her separation from service as a director. Mr. Waite elected to defer settlement of such restricted stock units until his separation from service as a director. Mr. Waite retired from the board of directors on December 31, 2021. Mr. Carrig, with respect to 1,000 restricted stock units, elected to defer settlement of the restricted stock units until the earlier of 10 years from the date of grant or his separation from service as a director, and with respect to 3,248 restricted stock units, he elected to defer settlement of such restricted stock units until the date of his separation from service as a member of our board of directors.
Director deferred compensation
Prior to its suspension effective as of December 31, 2019, non-executive directors were eligible to defer all or any portion of their annual cash retainers or other fees paid for services as a director. All deferred cash amounts are credited with earnings through the date paid based on the rate selected by the Compensation and Human Capital Committee annually with a minimum return rate equal to the prime rate as published in the Wall Street Journal plus one percentage point. On June 5, 2020, in an effort to further streamline the benefits offered to members of management and directors, we terminated the Deferred Compensation Plan. All balances under the plan were subsequently distributed on September 1, 2021. Prior to their distribution, account balances accrued interest at a rate of 8% per annum. The interest rate applied to deferred compensation was intended to reflect the rate of return that would be paid to the Company's unsecured creditors.

CORPORATE GOVERNANCE
We are committed to adhering to sound principles of ethical conduct and good corporate governance and pay practices. We believe that our practices reflect good compensation, governance and market practice.
Core Values. Our Core Values of No One Gets Hurt, Integrity, Customer Focus and Good Place to Work are the foundation of our Company’s culture. It is the belief of our board of directors and management that by adhering to these values we are able to protect the Company’s reputation and maximize stockholder value. Our Core Values inform the way that we do business, establish the framework for our governance programs and dictate the way management is expected to interact internally and externally.
Board of Directors.  The board of directors is responsible for oversight of our business and affairs. To assist it in carrying out its duties, the board of directors has delegated certain authority to our Audit Committee, Compensation and Human Capital Committee, and NG&S Committee. The board of directors also delegated, and may in the future delegate, certain authority to other committees from time to time. During 2021, the board of directors held four meetings. Each director attended at least 90% of the total number of meetings of the board of directors and committees on which he or she served. Directors are expected to attend all meetings of the board of directors and committees on which they serve, and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are encouraged to attend annual meetings of our stockholders. All of our directors who were then serving attended the annual meeting of stockholders in 2021.
Board Culture. The board of directors has established and continues to focus on developing a culture that results in the arrival at decisions through meaningful and fulsome discussion, where all views are considered and readily challenged. It is the belief of our board of directors that a strong culture affects all facets of the organization. The directors also hold management to the highest standards and challenge them to maximize stockholder value and ensure adherence to our Core Values.
Code of Conduct.  Our board of directors has adopted a Code of Conduct (the "Code of Conduct"), which applies to all of our directors, officers, employees and others working on Forum’s behalf. The Code of Conduct describes the responsibility of these individuals to comply with the legal and ethical requirements governing our business conduct, including:
•    Protecting our assets and those of our customers;
•    Fostering a safe and healthy work environment;
•    Dealing fairly with customers and other third parties;
•    Conducting international business properly;
•    Reporting misconduct;
•    Guarding employees from harassment and retaliation; and
•    Environmental, social and governance matters.
The Code of Conduct is supplemented by our other corporate policies, including our Financial Code of Ethics, which sets forth the ethical principles by which our principal executive officer ("CEO"), principal financial officer ("CFO"), principal accounting officer ("PAO"), controllers and other senior financial and accounting officers are expected to conduct themselves when carrying out their duties and responsibilities.
Any waivers to our Code of Conduct or Financial Code of Ethics can only be made by the board of directors or a committee thereof. Any amendment to, or waiver from, a provision of the Code of Conduct or Financial Code of Ethics that (i) applies to our CEO, CFO, PAO, controllers or other persons performing similar functions to the foregoing, and (ii) relates to any element of the code of ethics definitions, as enumerated in Item 406(b) of SEC Regulation S-K will be posted on the

Company’s website at www.f-e-t.com within four business days following the date of the amendment or waiver. There have been no waivers of the Code of Conduct or Financial Code of Ethics.
Directors, officers and employees are required to annually certify that they have read, understand and will comply with the Code of Conduct. The Code of Conduct and the Financial Code of Ethics are available on our website at www.f-e-t.com under "Corporate Governance" in the "Investors" section.
Executive and Director Stock Ownership Requirements.  To further align the interests of our directors and executive officers with the long-term interests of stockholders, our board of directors has adopted a Stock Ownership Requirements Policy that requires our named executive officers and non-employee directors to own shares equal to specified amounts of our common stock, set at a multiple of the directors' base annual cash retainer or the officers’ base annual salary, in each case, in effect as of January 1 of each applicable year. Targets are based on multiples of annual retainer or base salary. In February 2022, our board of directors amended the ownership levels required under the Stock Ownership Requirements Policy in order to reflect the Company's current stock price and the limited number of shares that are available for grant under our Second Amended and Restated 2016 Stock and Incentive Plan. The ownership levels required under the amended Stock Ownership Requirements Policy are as follows:

Role	Multiple
Executive Chairman / CEO	5x
Non-executive director	3x
Executive Vice Presidents	2x
Corporate Senior Vice Presidents	1x
All directors are expected to reach the requisite level of target ownership within five years of joining our board of directors in an individual capacity (other than pursuant to an agreement with a stockholder of the Company) and officers are expected to reach this level of target ownership within the later of five years after becoming subject to the policy, or three years of a promotion to a higher target multiple. Actual shares of stock, restricted stock, restricted stock units (including deferred stock units), earned but unvested performance shares and certain shares owned by key stockholders affiliated with such directors are counted in satisfying the stock ownership guidelines. Shares issuable upon exercise of unexercised stock options and SARs are not counted. An officer who is not in compliance with the policy may only sell shares to pay the applicable taxes related to an award of restricted stock or restricted stock units, the value of which does not exceed such tax liability, or to pay the exercise price or applicable taxes upon the exercise of stock options, retaining shares received upon exercise net of shares sold to cover the exercise price or taxes, as applicable. Each of our directors and named executive officers currently satisfies the stock ownership requirements set forth in the policy. Pursuant to the Stock Ownership Requirements Policy, if an executive or director has satisfied the policy's requirements on a prior determination date, a decrease in the applicable closing stock price following such date is not considered to result in non-compliance on a subsequent determination date. Given the significant value of shares required to be held, we believe the policy is effective in aligning the interests of our directors and named executive officers with those of our stockholders without imposing a minimum holding period or other requirement after vesting.
Corporate Governance Guidelines.  The board of directors is committed to sound principles of corporate governance and has established Corporate Governance Guidelines (the "Corporate Governance Guidelines") that it believes are consistent with our Core Values, and that assist the board of directors in effectively exercising its responsibilities. The Corporate Governance Guidelines provide a framework for our company’s governance and the board of director’s activities, covering such matters as director independence, director orientation and continuing education, director responsibilities, director access to independent advisers and management, annual evaluations of the board of directors and its committees, and other corporate governance practices and principles. Our board of directors periodically, and at least annually, reviews and, as appropriate, revises the Corporate Governance Guidelines to ensure that they reflect the board of director’s corporate governance objectives and commitments. The Corporate Governance Guidelines are available on our website at www.f-e-t.com under "Corporate Governance" in the "Investors" section.

❖ Seven of our nine directors are independent. Mr. Gaut does not qualify as an independent director given his prior service as our President and Chief Executive Officer, and Mr. Lux does not qualify as an independent director given his service as our current President and Chief Executive Officer.

❖ Two directors have been formally designated by our board of directors as audit committee financial experts, three other directors would qualify as such, if so designated, and all of our directors would qualify as financially literate, if so designated.

❖We have seven directors who have served or are serving as a Chief Executive Officer and five directors who have served as a Chief Financial Officer.
❖Diversity and inclusion are part of our values and we believe our board of directors encompasses a diverse mix of perspectives, experiences, geography, gender, and race/ethnicity. To that end, two of our directors are female and one of our directors is racially/ethnically diverse. As of the close of 2021, over 40% of our non-executive board member seats were held by individuals of under-represented categories on public company boards.

Director Independence.  Our Corporate Governance Guidelines provide that a majority of the members of the board of directors and all of the members of the Audit Committee and the Compensation and Human Capital Committee must qualify as "independent directors" in accordance with the NYSE listing standards. In addition, it is the policy of the board of directors that all Audit Committee members also satisfy the criteria for independence under applicable provisions of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") and applicable SEC rules. No director is considered independent unless the board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the board of directors must affirmatively determine that each independent director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The board of directors considers all facts and circumstances it deems relevant in making independence determinations.
Our board of directors has determined that seven of our directors (Ms. Angelle, Dr. Reichert and Messrs. Carrig, McShane, Raspino, Rowsey and Schmitz) qualify as "independent directors" in accordance with the listing standards of the NYSE and that each member of the Audit Committee and the Compensation and Human Capital Committee qualifies as "independent" under the Exchange Act and applicable SEC rules. In 2021, the Board also determined that former directors Messrs. Baldwin and Waite were independent under these standards. Mr. Baldwin retired from the board of directors effective as of March 5, 2021. Mr. Waite retired from the board of directors effective as of December 31, 2021. In addition, Mr. Gaut does not qualify as independent given his prior service as our President and Chief Executive Officer, and Mr. Lux does not qualify as independent given his current service as our President and Chief Executive Officer.
In making its subjective determination that each such director is independent, the board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to our company and management. The board of directors considered the transactions in the context of the NYSE’s objective listing standards, our Corporate Governance Guidelines, and the additional standards established for members of audit committees and compensation committees.
In connection with its determination as to the independence of Messrs. Baldwin and Waite in 2021, our board of directors considered the relationships between Forum and SCF and its affiliates. In addition, in connection with its determination as to the independence of Mr. Schmitz, our board of directors considered the relationships between us and companies affiliated with Mr. Schmitz. For a description of the agreements and transactions between us and each of SCF and its affiliates, and Mr. Schmitz's affiliates, please see "Conflicts of Interest and Related Person Transactions." Our board of directors believes that these transactions and relationships did not adversely affect Messrs. Schmitz's, Baldwin's or Waite’s ability or willingness to act in the best interests of Forum and its stockholders or otherwise compromise each such director’s independence. During 2021, Forum did not use corporate funds for the purpose of political advocacy or campaign contributions. Corporate funds were also not directed to trade organizations with the intent to influence legislation.
Separation of Chairman and CEO Roles. Our bylaws give the board of directors the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate. On December 6, 2021, we announced the appointment of Mr. Lux as our President and Chief Executive Officer, and as a director on our board of directors, in each case, effective February 18, 2022. As part of the Company's executive management succession planning process, effective as of the same date, Mr. Gaut retired from his positions as President and Chief Executive Officer and became Executive Chairman of the Company's board of directors. As a result, the roles of Chief Executive Officer and Chairman are now separate. We believe separating these roles, while retaining Mr. Gaut in the role of Executive Chairman, allows Mr. Lux to focus on the day-to-day-management of the business and on executing our strategic priorities, while also allowing Mr. Gaut to use his significant level of experience as a chief executive and board chairman in continuing to lead the board of directors and provide advice and counsel to Mr. Lux.
Strong Lead Independent Director. Mr. McShane is our Lead Independent Director, a position he has held since May 2017. As Lead Independent Director, he presides over the executive sessions of the non-management directors, and is responsible for serving as a liaison between the Chairman of the Board and the independent directors, approving meeting schedules, and, if requested by a major stockholder, ensuring he is available for consultation and direct communication with such stockholder. During periods in which the roles of Chairman of the Board and Chief Executive Officer are combined, our Corporate Governance Guidelines provide that there must be a Lead Independent Director; however, our board of directors believes that the appointment of a Lead Independent Director is a governance best practice, regardless of whether the roles of Chief Executive Officer and Chairman of the Board have been combined. As such, since the Company’s initial public offering in 2012, a Lead Independent Director has been appointed at all times.
Executive Sessions. The non-management directors meet regularly in executive session without management participation before and after regularly scheduled board of directors meetings. In addition, our Corporate Governance Guidelines provide that, if the group of non-management directors includes a director who is not independent under NYSE listing standards, the independent directors will meet in executive session at least once annually. As Lead Independent Director, Mr. McShane presides over these meetings of the independent directors. In 2021, our board of directors held at least one executive session at each of its regularly scheduled meetings.
Board’s Role in Risk Oversight. Our board of directors is actively involved in oversight of risks that could affect us and in ensuring that regular assessments of risk are a priority. This oversight function is conducted primarily through committees of our board of directors, but the full board of directors retains responsibility for the general oversight of risks. The Audit Committee is charged with oversight of our system of internal controls and risks relating to financial reporting, regulatory and accounting compliance, and litigation. Our board of directors satisfies its oversight responsibility through full reports from the Audit Committee chairperson regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for the oversight of particular risks. Management has established an enterprise risk management process that includes key leaders within the organization and that is reviewed on an annual basis by the Audit Committee to ensure consistency of risk considerations in making business decisions. As part of the process that has been implemented, risks impacting the Company, including environmental, social and governance matters, are taken into consideration and presented to the Audit Committee. In addition, we have an independent internal audit department reporting directly to the Audit Committee that reviews adherence to established policies, procedures and accounting controls. The Compensation and Human Capital Committee also oversees risks related to our compensation programs and management retention matters. The NG&S Committee oversees the composition and leadership structure of the board of directors; corporate governance risks; our environmental, social and governance (ESG) program; information technology matters, including our cybersecurity program; and our overall risk management framework. In addition to quarterly safety reviews with the NG&S Committee, during fiscal 2021, the board of directors continued to remain highly engaged regarding the impact of COVID-19 and management’s response and plans thereto. Regular informational calls were also conducted with board of director members throughout the year and included discussions regarding COVID-19's impact on our employees and operations, financial results, supply chain, and related legal and regulatory matters. Executive management also continued to be deeply engaged with the board of directors on identifying and addressing strategic risks and opportunities arising out of COVID-19. The board of directors and executive management intend to continue to discuss matters related to the pandemic and risks associated therewith on a going forward basis.
Information Security. Maintaining and protecting the Company's information and trade secrets is of utmost importance. Through the NG&S Committee, which is solely comprised of independent members, the board of directors monitors cybersecurity related matters. The NG&S Committee receives an Information Technology Report from management at each of the three meetings held during the year. During each meeting, management presents to the NG&S Committee programs being implemented to mitigate cybersecurity risks. The Company has engaged outside consultants to assist in analyzing and improving potential cybersecurity weaknesses. In addition, employees are provided with online training courses to build awareness around potential cybersecurity scams and tested periodically to maintain their focus in this important area. The Company maintains cybersecurity insurance to defray costs associated with an information security breach.
Accounting and Auditing Concerns. The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Communication with the Board. Stockholders and other interested parties may make their concerns known confidentially to the board of directors or the non-management directors by submitting a communication in an envelope addressed to the "Board of Directors," a specifically named non-management director or the "Non-Management Directors" as a group, in care of: John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064. All such communications will be conveyed to the Chairman of the Board, the full board of directors, the specified non-management director or the non-management directors as a group, as applicable.
Trading, Hedging and Pledging Matters. Our Insider Trading Policy applies to all directors, officers, and employees of the Company who receive or are aware of material, non-public information regarding (i) the Company and (ii) any other company with publicly-traded securities, including the Company's customers, joint-venture or strategic partners, competitors, vendors and suppliers, obtained in the course of employment by or in association with the Company. Our Insider Trading Policy prohibits all directors, officers and employees from engaging in short-term (i.e., short-swing trading) or speculative transactions involving Company stock. Our Insider Trading Policy prohibits the purchase or sale of puts, calls, options and other derivative securities based on Company stock. Our Insider Trading Policy also prohibits short sales, margin accounts, hedging transactions, pledging of Company stock as collateral and, with the exception of Rule 10b5-1 trading plans as noted below, standing orders placed with brokers to sell or purchase Company stock. Our Insider Trading Policy prohibits our directors, officers and employees from purchasing or selling Company stock while in possession of material, non-public information. As such, and in addition to our pre-clearance procedures, our directors, executive officers and certain other employees may only buy or sell Company securities in the public market during specified periods approved by the General Counsel. However, we do permit our directors and employees to adopt and use Rule 10b5-1 trading plans. This allows directors, officers and employees to sell and diversify their holdings in Company stock over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material non-public information concerning the Company, and thereafter sell shares of Company stock in accordance with the terms of their stock trading plans.
Environmental and Social Commitment.
Environmental: In addition to receiving regular reports regarding the Company’s overall safety performance and the actions being taken to achieve the highest level of safety for our employees and customers, the NG&S Committee oversees the Company’s environmental programs and policies. We believe our environmental programs and policies are appropriate for our size, maturity as a publicly traded company and current market conditions. We are continuously assessing the size and adequacy of our environmental program. We have allocated additional resources to ensure a greater level of focus on the improvement of our environmental initiatives. Through these additional resources, we have focused our attention on the Company’s carbon footprint, continued compliance in jurisdictions where we operate and the implementation of environmental programs. We have established an enterprise level environmental policy and we continue to encourage our suppliers to place greater emphasis in this area. In 2021, there were no reportable spills of hazardous waste as defined by the Environmental Protection Agency's regulations. Furthermore, in 2021, we implemented a program to improve monitoring of our energy usage. Available on our website is a summary of air emissions, energy consumption, waste management, and fleet fuel usage. In addition, we are highly focused on developing technology for our customers to improve their energy efficiency and reduce their carbon footprint.
As we look ahead, we believe the development of technology that can be utilized by our customers will provide the greatest positive impact on the environment. Forum currently manufactures products and equipment, which lower the carbon footprint of our customers. In addition, we are taking steps to invest in technologies that further achieve the goal of reducing methane and other greenhouse gas emissions. For example, in December 2021, Forum acquired assets of Reach Production Solutions, which is an early stage multiphase compression technology with potential applications in artificial lift and emissions control.
Social: The safety of our employees and customers is our first priority. It is our goal to ensure that "No One Gets Hurt," one of our Core Values. Each of our employees is empowered to request a "Stop Work" in the event that they observe an unsafe working environment. Since our initial public offering in 2012, we have achieved a steady decrease in our total recordable incident rate by setting aggressive targets and holding our fellow employees to a high standard. In order to further enhance our safety program, we initiated a system to track near-misses and first-aid incidents. In addition, we continue to include safety as a performance measure in our short-term incentive plan in order to further incentivize safe conduct. In 2021, the target Total Recorded Incidence Rate ("TRIR") under our short-term incentive plan was 0.9, and we achieved a TRIR of 0.70. Through our focus in this area, our TRIR has decreased by 71% since our initial public offering.
We are also focused on the ethical procurement of products and materials through our supply chain management program. Through our Human Rights Policy Statement and Supplier Code of Conduct, we are focused on ensuring that we and our suppliers protect the human rights of our employees and contractors. It is our expectation that the Human Rights Policy Statement and Supplier Code of Conduct will serve as the backbone for further improvements in this area going forward.
We also focused on creating value for our stockholders through our commitment to the communities in which we operate. Furthermore, we are committed to the professional growth of our employees. Through the Company’s succession planning program, our board of directors periodically receives a report regarding the development of high potential employees and actions that are being taken to further their professional development.

Conflict Minerals Policy. Our Conflict Minerals Policy (the "Conflict Minerals Policy") is another part of our commitment to being a responsible corporate citizen and complying with SEC regulations requiring publicly traded companies to file annual reports disclosing certain "conflict minerals" (defined as tin, tungsten, tantalum and gold, or their derivatives) that originate from the Democratic Republic of Congo and its adjoining countries and that are necessary to the functionality of products we manufacture or contract to manufacture. We are committed to the responsible sourcing of materials, products and components and to exercising diligence over our sourcing practices so as not to support human rights abuses. We have taken steps to establish a due diligence framework and compliance program and have implemented the Conflict Minerals Policy across the Company. We also communicate to our suppliers our expectation that they will cooperate with our efforts in this area. A copy of the Conflict Minerals Policy is available on our website at www.f-e-t.com under "Corporate Governance" in the "Investor" section.
Stockholder Engagement and Investor Outreach. Through the year, we meet with analysts and institutional investors to inform and share our perspective, and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events, and group and one-on-one meetings throughout the year. In addition, in 2021 and the first quarter 2022, we conducted an outreach to the top 35% of our stockholders in order to discuss the Company's financial performance, pay for performance and ESG matters.
Organization of the Committees of the Board of Directors

Audit Committee.  The Audit Committee currently consists of Ms. Evelyn M. Angelle (Chairperson) and Messrs. John A. Carrig and John Schmitz. The board of directors has determined that Ms. Angelle and Mr. Carrig are each an "audit committee financial expert" as defined by applicable SEC rules. The Audit Committee’s purposes are, among other things, to assist the board of directors with overseeing:
•The integrity of our financial statements;
•Our compliance with legal and regulatory requirements;
•The qualifications, independence and performance of our independent auditors; and
•The effectiveness and performance of our internal audit function.
The Audit Committee held seven meetings during 2021. The board of directors has adopted a written charter for the Audit Committee, which is available on our website at www.f-e-t.com as described above.
Compensation and Human Capital Committee.   The Compensation and Human Capital Committee currently consists of Messrs. Louis A. Raspino, Jr. (Chairperson), Paul E. Rowsey III, and Michael McShane. Each of Messrs. Raspino, Rowsey and McShane is a "non-employee director" as defined under Rule 16b-3 of the Exchange Act. The purposes of the Compensation and Human Capital Committee are, among others, to:
•    Review and approve or recommend, as applicable, corporate compensation goals and objectives relevant to our Chief Executive Officer and other executive officers;
•    Evaluate with our board of directors, taking into account the Company’s compensation goals and objectives, the performance of our Chief Executive Officer and, in consultation with the Chief Executive Officer, our other executive officers;
•    Review, evaluate and approve or recommend, as applicable, our agreements, plans, policies and programs to compensate our executive officers, in light of our goals and objectives relative to executive compensation, and our directors; and
•    Perform such other functions as the board of directors may assign to the Compensation and Human Capital Committee from time to time.

The Compensation and Human Capital Committee held three meetings during 2021. The board of directors has adopted a written charter for the Compensation and Human Capital Committee, which is available on our website at www.f-e-t.com as described above.
Nominating, Governance and Sustainability Committee.  The NG&S Committee currently consists of Mr. John A. Carrig (Chairperson), Ms. Evelyn M. Angelle and Dr. Emily Reichert, Ph.D. The purposes of the NG&S Committee are, among others, to:
•Advise the board of directors and make recommendations regarding appropriate corporate governance practices, and assist the board of directors in implementing those practices;
•Assist the board of directors by identifying individuals qualified to become members of the board of directors, and recommending director nominees to the board of directors;
•Advise as to the appropriate composition of the board of directors and its committees;
•Oversee sustainability matters, including through the review of relevant metrics, emerging trends, our overall performance, risks and opportunity assessments and management processes related to the Company's ESG program; and
•Perform such other functions as the board of directors may assign to the NG&S Committee from time to time.
The NG&S Committee held three meetings during 2021. The board of directors has adopted a written charter for the NG&S Committee, which is available on our website at www.f-e-t.com as described above. The NG&S Committee reports to the board of directors regarding the oversight responsibilities that have been delegated, including climate related risks and opportunities, information technology initiatives and cybersecurity matters that may impact Forum.
Although the board of directors does not have a formal diversity policy, the NG&S Committee, when assessing the qualifications of prospective nominees to the board of directors, considers diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, race and ethnicity. As part of the search process for each new director, the NG&S Committee actively seeks out women and minority candidates to include in the pool from which director nominees are chosen (and affirmatively instructs any search firm the NG&S Committee engages to do so). Each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the Company’s best interests and our stockholders, are also factors considered by the NG&S Committee.
The NG&S Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the NG&S Committee, the stockholder should submit the recommendation in writing to the Chairperson, Nominating, Governance and Sustainability Committee, in care of John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064. The recommendation should contain the following information:
•The name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;
•The principal occupation or employment of the nominee;
•The number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and
•Any other information the stockholder may deem relevant to the committee’s evaluation.
Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources.

CONFLICTS OF INTEREST AND RELATED PERSON TRANSACTIONS
Procedures for approval of related person transactions

A "related person transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A "related person" means:
•Any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;
•Any person who is known by us to be the beneficial owner of more than 5% of our common stock;
•Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our common stock and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common stock; and
•Any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
Our board of directors has adopted a written related person transactions policy, pursuant to which the Audit Committee reviews all material facts of all related party transactions and either approves or disapproves entry into the transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related party transaction, the Audit Committee takes into account, among other factors, the following: (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, and (3) whether the transaction is material to us.

Demand Registration Rights.  Under the Registration Rights Agreement dated August 2, 2010 we entered into with SCF (as amended to date, the "Registration Rights Agreement"), SCF currently has the right to demand on four occasions that we register with the SEC all or any portion of SCF’s Registrable Securities (as such term is defined in the Registration Rights Agreement) so long as the Registrable Securities proposed to be sold on an individual registration statement have an aggregate gross offering price of at least $20 million (or at least $10 million if we are then eligible to register such sale on a Form S-3 registration statement (or any comparable or successor form) (a "Demand Registration"). Holders of SCF’s Registrable Securities may not require us to effect more than one Demand Registration in any six-month period. Any demand request by SCF with a reasonably anticipated aggregate offering price of $100 million may be for a "shelf" registration statement pursuant to Rule 415 under the U.S. Securities Act of 1933 (the "Securities Act"); provided that any such "shelf" registration statement demand request will count as two demand requests.
Piggyback Registration Rights.  If we propose to file a registration statement under the Securities Act, relating to an offering of our common stock (other than a registration statement filed relating to securities offered in connection with benefit plans or acquisitions or any registration statement filed in connection with an exchange offer or offering solely to our stockholders), holders of Registrable Securities can request that we include in such registration, and any related underwriting, all or a portion of their Registrable Securities.
Holdback Agreements.  Each holder of Registrable Securities is subject to certain lock-up provisions that restrict transfer during the period beginning 14 days prior to, and continuing for a period not to exceed 90 days from any underwritten public offering of our equity securities, except as part of such registration (subject to an extension of such lock-up period in certain circumstances).

Registration Procedures and Expenses.  The Registration Rights Agreement contains customary procedures relating to underwritten offerings and the filing of registration statements. We have agreed to pay all registration expenses incurred in connection with any registration. All underwriting discounts and selling commissions and stock transfer taxes applicable to securities registered by holders and fees of counsel to any such holder (other than as described above) will be payable by holders of Registrable Securities.
Indemnification and Contribution.  The Registration Rights Agreement also contains customary indemnification and contribution provisions by us for the benefit of holders participating in any registration. Each holder participating in any registration agrees to indemnify us in respect of information provided by such holder to us for use in connection with such registration; provided that such indemnification will be limited to the net proceeds actually received by such indemnifying holder from the sale of Registrable Securities.
Transactions with our significant stockholders, directors and officers

During 2020 and 2021, a subsidiary of Forum sold certain products and equipment to Nine Energy Service, Inc. ("Nine Energy"), and Forum recognized revenue in an amount totaling approximately $4.8 million in 2020 and $6.6 million in 2021. Also during 2020 and 2021, a subsidiary of Forum sold certain products and equipment to National Energy Services Reunited Corp. ("NESR"), and Forum recognized revenue in an amount totaling approximately $2.9 million in 2020 and $3.3 million in 2021. SCF is a major stockholder of Nine Energy and is affiliated with an entity that is a major stockholder of NESR. Messrs. David C. Baldwin and Andrew L. Waite serve as President and Managing Partner, respectively, of SCF Partners, the ultimate general partner of SCF. These sales were made based on arms-length terms between the parties and represent less than 1% of the consolidated gross revenues for 2020 and 2021 for Forum, less than 2% of Nine Energy’s 2020 and 2021 consolidated gross revenues and less than 1% of NESR's 2020 and 2021 consolidated gross revenues. Mr. Baldwin retired from the board of directors in March 2021 and Mr. Waite retired from the board of directors in December 2021.
Also during 2020 and 2021, a subsidiary of Forum sold and purchased products and equipment to and from Endurance Lift Holdings LLC ("Endurance Lift"), and Forum recognized revenue and made payments in an aggregate amount totaling approximately $0.25 million in 2020 and $0.24 million in 2021 from such sales and purchases. Mr. Schmitz is the Chief Executive Officer of Endurance Lift. These sales and purchases were made based on arms-length terms between the parties and represent less than 1% of the consolidated gross revenues for 2020 and 2021 for Forum and less than 1% of Endurance Lift’s 2020 and 2021 consolidated gross revenues.

PROPOSAL 2: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This item, commonly referred to as a "say-on-pay" vote, provides you, as a stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.
Our executive compensation program is designed to attract, motivate and retain our talented executive officers, who are critical to our success. Under our program, our named executive officers are rewarded for strong corporate performance, the achievement of annual goals and the realization of increased stockholder value. Please read the "Executive Compensation" section below for additional details about our executive compensation programs, including information about the fiscal year 2021 compensation of our named executive officers.
The Compensation and Human Capital Committee continually reviews the compensation program for our named executive officers to ensure the program achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe our executive compensation program achieves the following objectives:
•Motivate our executives to achieve key safety, operating, and financial performance goals that enhance long-term stockholder value;
•Reward outstanding performance in achieving these goals without subjecting us to excessive or unnecessary risk; and
•Establish and maintain a competitive executive compensation program that enables us to attract, motivate and retain experienced and highly capable executives who will contribute to our long-term success.

To support our compensation and governance philosophy, we have adopted the following "best practices":

What We Do:		What We Don't Do:
☑	Emphasis on Variable Compensation. Over 80% of our CEO's target compensation and over 75% of our other NEO's target compensation is variable.
Prohibition on Hedging/Pledging. Our Insider Trading Policy specifically prohibits directors, officers and employees, including our NEOs, from entering into hedging type transactions in our stock or pledging our stock.

☑	CEO Long-Term Incentive Value Performance-Based. A majority of the 2021 equity incentive opportunity for our NEOs is contingent upon achievement of specific levels of absolute stock price.		No Excise Tax Gross-Ups. As a matter of company policy, excise tax gross ups are not included in employment agreements or severance agreements.
☑	Focus on Performance. Performance compensation is both relative and absolute.		No Perquisites. We do not provide any perquisites to our NEOs that are not also offered to all employees of the Company.
☑
Stock Ownership Requirements. Our NEOs and non-employee directors have specific minimum ownership obligations, including a requirement that our CEO must hold equity with a value greater than or equal to 6x his base salary.
No Repricing. Our plans prohibit repricing or cash buyout of underwater stock options without stockholder approval.
☑	Clawbacks. Both our annual cash incentive compensation program and our stock incentive plan have recoupment features.	☒
No Single Trigger Change-in-Control Benefits. Cash severance and accelerated vesting of equity incentives require both the consummation of a change-in-control and a qualifying termination of employment.

☑
Annual Compensation Risk Assessment. To ensure that our programs are designed to motivate strong performance without encouraging excessive and unnecessary risk-taking, we conduct annual assessments led by the Committee’s independent compensation consultant.

☑
Independent Compensation Consultant. The Compensation and Human Capital Committee engages an independent advisor on topics related to board of director and executive compensation, and annually requires formal certification from the advisor of its independence.

We value the input of our stockholders, and appreciate the strong support that they have historically expressed for the design of our programs. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement and ask that our stockholders approve the following non-binding resolution at the annual meeting:
"RESOLVED, that the stockholders of Forum Energy Technologies, Inc. (the "Company") approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the other narrative discussion in the proxy statement for the 2022 Annual Meeting of Stockholders of the Company."

As an advisory resolution, our stockholders’ vote on this proposal is not binding on the board of directors or us. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. Decisions regarding the compensation and benefits of our named executive officers remain with our board of directors and the Compensation and Human Capital Committee. We expect, however, that our Compensation and Human Capital Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers. Our board of directors has currently adopted a policy of holding annual "Say-on-Pay" votes and thus, unless such policy is modified, the next advisory resolution to approve executive compensation after the annual meeting will be held at our 2023 Annual Meeting of Stockholders.
Vote Required and Board Recommendation

Approval of the proposal requires the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote. Your board of directors recommends a vote "FOR" the approval of the advisory resolution on executive compensation.

EXECUTIVE COMPENSATION
Introduction
We are currently considered a smaller reporting company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are permitted to provide more limited executive compensation disclosures, comprised of the tables and narrative that follow. Further, our reporting obligations extend only to the executives who served as our chief executive officer during the fiscal year and our two other most highly compensated executive officers as of fiscal year end. We refer to these three individuals, as listed below, as our “named executive officers” ("NEOs") for the year ended December 31, 2021.

Name            Position
C. Christopher Gaut    Executive Chairman of the Board (as of February 18, 2022)
Neal Lux        President and Chief Executive Officer (as of February 18, 2022)
D. Lyle Williams     Executive Vice President and Chief Financial Officer

Mr. Gaut served as our President, Chief Executive Officer and Chairman through February 18, 2022, at which date he assumed the role of Executive Chairman. As of this same date, Mr. Lux was appointed President and Chief Executive Officer. Mr. Lux previously served as our Executive Vice President and Chief Operating Officer during 2021 and through February 18, 2022.
Business Highlights
We have adopted an executive compensation program that is designed to attract and retain talented executive officers, and align their interests with those of our stockholders over the long term, taking into account the volatile markets in which we do business. In addition to holding management accountable for accomplishing financial results, we insist on the highest standards of ethical conduct and operational safety, which we believe will position us for long-term success.

In 2021, we accomplished the following under the direction of management:

•Achieved adjusted EBITDA of $20.0 million, a $40 million improvement over the prior year, reduced debt by $61.5 million, maintained a strong financial liquidity position, and extended the maturity of our credit facility to September 2026; and
•Achieved a Company-wide TRIR of 0.63 and 77% perfect days, and continued our Company's strong safety performance through the institution of programs aimed at protecting our employees and consultants.
Compensation Highlights
With respect to our 2021 compensation programs, the Compensation and Human Capital Committee took several key actions impacting our NEOs, including the following:

•Granted performance awards tied to our absolute and relative total stockholder return, which constituted at least 50% of NEO long-term incentive compensation opportunity for 2021; and
•Established challenging 2021 performance objectives under our annual cash-based Executive Management Incentive Plan, which paid out at 102% of target.

Summary Compensation Table for 2021

The following table provide information regarding the compensation awarded to or earned by our named executive officers in the prior two fiscal years. Mr. Lux was not a named executive officer for fiscal year 2020.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Comp (4) ($)	Total ($)
C. Christopher Gaut Executive Chairman of the Board	2021	600,000	—	1,768,729	674,025	173,562	3,216,316
	2020	669,231	400,000	1,582,923	373,966	197,023	3,223,143
Neal Lux (5) President and Chief Executive Officer	2021	370,817	—	794,836	301,473	—	1,467,126
D. Lyle Williams (6) Executive Vice President and Chief Financial Officer	2021	370,339	—	794,836	301,473	2,133	1,468,781
	2020	346,619	50,000	296,917	158,636	13,231	865,403

(1)The amounts in this column reflect special bonus awards granted to the management team members in August 2020 following the successful completion of the Company's 2021 Notes exchange for the 2025 Notes. The special bonus award recipients were deemed by the board of directors and Compensation and Human Capital Committee to have been critical to the transaction's success.
(2)    The amounts in these columns reflect the grant date fair value of restricted stock units, phantom units, performance-based restricted stock units and stock appreciation rights, as applicable, as determined in accordance with FASB Accounting Standards Topic 718. The grant date fair value of restricted stock units issued in 2021 and 2020 was $18.79 and $19.20 per unit, respectively, based on the closing price of a share of our common stock on the date of grant. The grant date fair value of performance-based restricted stock units granted in 2021 ranged from $12.15 to $17.90 per unit, which was determined using a Monte Carlo simulation including the following assumptions: (a) grant date stock price of $18.79; (b) a hurdle price of $23.49; (c) simulation term of 3 years; (d) volatility of 100.51%; (e) a dividend yield of 0.00%; and (f) a risk free investment rate of 0.22%. The hurdle price for the performance-based restricted stock units is approximately 125% of the Company's closing stock price on the grant date. The grant date fair value of performance-based restricted stock units granted in 2020 ranged from $6.60 to $8.40 per unit, which was determined using a Monte Carlo simulation including the following assumptions: (a) grant date stock price of $9.40; (b) a hurdle price of $14.20 or $30.00, as applicable; (c) simulation term of 3 years; (d) volatility of 100.05%; (e) a dividend yield of 0.00%; and (f) a risk free investment rate of 0.19%. The hurdle price for the performance-based restricted stock units is approximately 150% and 320%, as applicable, of the Company's closing stock price on the grant date. For additional information, see Note 16 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2021.
(3)    The amounts in this column reflect the Executive Management Incentive Plan award payments that we made to each individual for service in the applicable fiscal year. Such amounts were paid during the first quarter of 2022 and 2021, respectively.
(4)    This column includes interest payments credited in 2020 and 2021 under the Company's Deferred Compensation Plan that exceed the IRS Applicable Federal Rates. The Deferred Compensation Plan was terminated in June 2020 and all funds were distributed in September 2021.
(5)    Effective February 18, 2022, Mr. Gaut assumed the role of Executive Chairman and Mr. Lux was appointed as President and Chief Executive Officer. Mr. Gaut previously served as our President, Chief executive Officer and Chairman and Mr. Gaut previously served as our Executive Vice President and Chief Operating Officer.
(6)    Effective July 10, 2020, Mr. Williams was appointed to serve as Executive Vice President and Chief Financial Officer. Mr. Williams previously served as Senior Vice President - Operations since May 2018.

Summary of Actual CEO Compensation

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Comp (3) ($)	Total ($)
C. Christopher Gaut Executive Chairman of the Board	2021	600,000	—	448,787	674,025	173,562	1,896,374
	2020	669,231	400,000	146,529	373,966	197,023	1,386,749
(1)The amount in this column reflects a special bonus award granted to Mr. Gaut in August 2020 following the successful completion of the Company's exchange for the 2025 Notes. Mr. Gaut was deemed by the board of directors and Compensation and Human Capital Committee to have been critical to the transaction's success.
(2)The amount in this column represents the aggregate fair value of restricted stock unit awards on their vesting date in accordance with FASB Accounting Standards Topic 718. Mr. Gaut did not exercise any options during 2020 or 2021.
(3)The amount in this column reflects the EMIP award payment that was made to Mr. Gaut during the first quarter of 2020 and 2021, respectively.
(4)This column includes the interest payment credited in 2021 under the Company's Deferred Compensation Plan that exceeds the IRS Applicable Federal Rates. The Deferred Compensation Plan was terminated in June 2020 and all funds were distributed in September 2021.

Elements of Total Direct Compensation for Our NEOs

Material elements of total direct compensation for 2021 for our NEOs are listed below, together with the objectives that we believe each element supports.

Element	Objectives
Base Salary •Fixed annual cash salary paid to the executive	•Provides a competitive fixed payment to the executive for his or her service, experience and skill •Set at a reasonable level that allows us to attract and retain top talent
Annual Cash Incentive Opportunity •Cash bonus opportunity •Payable based upon achievement of annual financial and operational goals	•Aligns the compensation of executives with our annual financial and non-financial performance and achievement of EBITDA, free cash flow, strategic objectives and safety performance
Long-Term Incentive Grants (CEO)
•Equity and cash based incentive awards vesting over multiple years

•In 2021, we incentivized our CEO through a combination of:
–Performance-based restricted stock units that vest based on our achievement of a minimum stock price hurdles that is 125% of the Company's stock price on the date of grant; and
–Cash-based phantom units     which vest based on continuous service during the 3 year period following the date of grant.

•Provides strong retention value with multi-year vesting

•Promotes alignment between our executives by encouraging development of long-term equity ownership

•Aligns the compensation of executives with our performance by linking payments directly to our stock price

Long-Term Incentive Grants (Other NEOs)
•Equity and cash based incentive awards vesting over multiple years

•In 2021, we incentivized our other NEOs through a combination of:
–Cash-based phantom units     which vest based on our achievement of a minimum stock price hurdle that is 125% of the Company's stock price on the date of grant; and
–Restricted stock units which vest based on continuous service during the 3 year period following the date of grant.

•Provides strong retention value with multi-year vesting

•Promotes alignment between our executives by encouraging development of long-term equity ownership

•Aligns the compensation of executives with our performance by linking payments directly to our stock price

Other elements of executive compensation, which are designed to be market-competitive and are necessary to attract and retain key talent include participation in our 401(k) Plan and severance benefits.

Base Salary

Base salary is the fixed annual compensation we pay to each NEO for performing specific job responsibilities and is based on the executive’s level of experience and requisite skills. It represents the minimum income a NEO may receive in any year. Base salaries are determined for each NEO based on the executive’s position and responsibility. We review the base salaries for each NEO annually as well as at the time of any promotion or significant change in job responsibilities. In connection with each review, we also consider individual and company performance over the course of that year. The severance agreements we maintain with the NEOs (described in greater detail below) provide that base salaries will generally not be reduced during the annual review unless the decrease is in connection with a similar reduction applicable to all of our executive officers, and if so, the decrease could be a reduction of up to 10% of the executive’s base salary. Base salary levels remained unchanged for our NEOs for fiscal 2021.
Executive Management Incentive Plan

Our Executive Management Incentive Plan (the "EMIP") for 2021 was designed to incentivize and reward key executives having a significant impact on our achievement of overall corporate performance goals. The Compensation and Human Capital Committee, or board of directors in the case of Mr. Gaut, approved the NEO participants and their target cash bonus levels for the EMIP.
The following table sets out the target and maximum bonus levels for 2021 for our NEOs expressed as a percentage of the individual’s base salary earned during the year:

Executive	Target bonus (% of base)	Maximum bonus (% of base)
C. Christopher Gaut	110%	220%
Neal Lux	80%	160%
D. Lyle Williams	80%	160%

The 2021 EMIP has a built-in threshold such that zero bonus is paid if we achieve anything less than the entry level of the established performance goals for the year. When actual performance is greater than the target performance level in an amount set forth in the 2021 EMIP, referred to as "over-achievement," the participant is eligible to receive up to the maximum bonus in the above table, an amount of up to two times the target award. The following graph summarizes the payout levels for the various achievement levels of the established performance goals.

EMIP Performance Metrics
Performance for the 2021 EMIP was measured in terms of EBITDA, safety, free cash flow and strategic objectives comprised of SG&A management and inventory reduction. These metrics were chosen because the Compensation and Human Capital Committee, and board of directors in the case of the Chief Executive Officer, concluded that using EBITDA, free cash flow and strategic objectives as measures align the interests of the executives with those of our stockholders. Safety, one of our Core Values, continues to be chosen as a measure given its importance to our customers and to our reputation. The weightings for the four 2021 EMIP metrics were as follows:

Performance Measure	Weighting
EBITDA	50%
Free Cash Flow	10%
Safety	10%
Strategic Objectives	30%
EBITDA and Free Cash Flow
The EBITDA and free cash flow measures were derived from the 2021 financial plan set by our board of directors. The calculation of the EBITDA measure takes into account adjustments for non-operating items in a manner consistent with Forum's earnings releases.
Safety Performance
The safety measure was based on the TRIR, which is a measure of the recordable workplace injuries that occur during the year, calculated by multiplying the number of recordable injuries in a calendar year by 200,000 (100 employees working 2,000 hours per year), and dividing this value by the total man-hours actually worked in the year. The calculation of over-achievement also takes into consideration the percentage of "perfect safety days." A "perfect safety day" is defined as one in which there are no recordable or first aid safety incident, motor vehicle accidents, environmental incidents or property damage. The safety measures were designed to incentivize improvements in TRIR for the Company as a whole and for each product line. The safety measure for our NEOs is based on the Company’s consolidated TRIR safety performance.
The target for each product line was established with reference to past safety performance and the average TRIR for the oil and gas manufacturing industry, as reported in 2010 by the U.S. Department of Labor. Threshold and over-achievement TRIR levels were set at points recommended by management to create stretch goals while at the same time incentivizing each product line throughout the year rather than as a percentage of target TRIR. For purposes of calculating over-achievement, TRIR performance must be less than the approved target level. In addition, the Company must achieve a percentage of perfect days equal to or greater than 50% during the applicable period. The over-achievement payout is then prorated between 100% and 200% based on the percentage of perfect days between 50% and 70%.
Strategic Objectives
The Strategic Objectives measure is intended to encourage an increased focus on key aspects of our business strategy. This measure is subject to the Compensation and Human Capital Committee's, or the board of directors', full discretion and was based on the Company's overall performance in respect of each measure. The strategic objectives established by the Compensation and Human Capital Committee, and the board of directors in respect of the Chief Executive Officer are set forth below along with the subjective assessment of each.

2021 EMIP Payout
The table below sets forth the components and calculation of the total performance payout factor under our 2021 EMIP, including target and actual performance and performance metric weightings for the Company's executive officers.

Performance Measure	2021 Target	2021 Achievement	Percent of Target Earned	Times Weight	Equals Weighted Percent of Target Earned
EBITDA Consolidated ($MM)	$20.6	$20.0	86.8%	50%	43.4%
Safety Segment (TRIR / % Perf. Days)	0.90	0.70/77%	200%	10%	20.0%
Free Cash Flow ($MM)	$8.5	$(10.6)	0%	20%	0.0%
Strategic Objectives ($MM)	See below	See below	129.2%	30%	38.76%
TOTAL					102.1%

Strategic Objectives Assessment:
•Quarterly EBITDA run rate greater than or equal to the Company's interest expense - Achieved;
•Incremental margins greater than or equal to gross margins - Exceeded;
•Progress with new product development initiatives - Exceeded;
•Implementation of outsourcing plan for certain product families - Achieved;
•Growth greater than or equal to market run rate for certain product families - Exceeded; and
•Progress toward rationalization or divestiture of non-performing product families - Exceeded.

In accordance with the terms of the EMIP, EBITDA is adjusted as necessary for acquisitions consummated during the year and other non-recurring items as determined by the Committee to be appropriate. Awards under our 2021 EMIP were determined following an analysis of our financial results for 2021. Final EMIP payouts for each NEO for 2021 were as shown below:

Executive	EMIP Target ($)	EMIP Payment ($)	2021 Payment as % of Base Salary at 12/31/2021
C. Christopher Gaut	$660,000	$674,025	112%
Neal Lux	$295,200	$301,473	82%
D. Lyle Williams	$295,200	$301,473	82%
2021 Long-Term Incentives

We believe that long-term awards are the strongest link between executive pay and stockholder interests and therefore comprise the largest component of our executive compensation program. In 2021, we granted our NEOs the following mix of long-term incentives.

LTI Vehicle	Performance Orientation	Vesting	Percent of 2021 LTI Value
			CEO	Other NEOs
Performance Restricted Stock Units	Shares earned based on meeting or exceeding a stock price per share of $23.49 for twenty trading days (whether or not consecutive) during the three-year period, last two years of the performance period and final year of the performance period	Vests ratably over a three-year period subject to achievement of performance targets	67%	0%
Performance Phantom Restricted Stock Units	Cash earned based on meeting or exceeding a stock price per share of $23.49 for twenty trading days (whether or not consecutive) during the three-year period, last two years of the performance period and final year of the performance period	Vests ratably over a three-year period subject to achievement of performance targets	0%	50%
Cash-Based Phantom Units	Cash award that fluctuates in value directly with our stock price; however, award value is capped at $93.95 per unit.	Vests in two installments on the first two anniversaries of the grant date	33.5%	0%
Restricted Stock Units	Realized value varies with stock price	1/3 vests annually for three years	0%	50%
Our Compensation and Human Capital Committee, and our board of directors in respect of Mr. Gaut, granted the following equity-based long-term incentive compensation awards in 2021 to each of the NEOs.

Executive	Performance Restricted Stock Units	Phantom Restricted Stock Units	Performance Phantom Restricted Stock Units	Restricted Stock Units	Grant Date Value ($)
C. Christopher Gaut	66,524	33,476	—	—	$1,768,729
Neal Lux	—	—	23,948	23,948	$794,836
D. Lyle Williams	—	—	23,948	23,948	$794,836

Outstanding Equity Awards at 2021 fiscal year end

The table below sets forth awards that were granted under the Forum Energy Technologies, Inc. 2016 Stock and Incentive Plan (the "2016 Plan") and prior to the adoption thereof. Expiration dates are also shown for each individual award.

	Option Awards				Stock Awards
	Number of securities underlying unexercised options		Option exercise price	Option expiration date	Number of shares of stock or units that have not vested	Market value of shares of stock that have not vested (1)	Unearned shares that have not vested (2)	Market value of unearned shares that have not vested (1)
	exercisable	unexercisable			(#)	($)	(#)	($)
C. Christopher Gaut	6,342	—	$521.00	2/21/2023	1,896 (6)	30,431	44,349 (13)	711,801
	6,642	—	$539.20	2/21/2024	42,866 (7)	687,999	5,812 (3)	93,283
	8,535	—	$373.60	2/20/2025	25,833 (8)	414,620
	14,610	—	$187.80	2/19/2026	33,476 (9)	537,290
	5,586	—	$402.00	2/20/2027	22,175 (12)	355,909
	—	38,750 (4)	$29.00	10/31/2029	8,276 (11)	132,830
Neal Lux	—	16,250 (4)	$29.00	10/31/2029	506 (6)	8,121	15,965 (13)	256,238
	—	—			260 (10)	4,173	2,250 (3)	36,112
	—	—			4,497 (7)	72,177
	—	—			10,000 (8)	160,500
	—	—			23,948 (9)	384,365
	—	—			7,983 (12)	128,127
	—	—			608 (11)	9,758
D. Lyle Williams	249	—	$356.80	2/28/2022	663 (6)	10,641	15,965 (13)	256,238
	758	—	$373.60	2/21/2025	175 (10)	2,809	2,250 (3)	36,112
	1,645	—	$187.80	2/19/2026	5,627 (7)	90,313
	707	—	$402.00	2/20/2027	10,000 (8)	160,500
	1,124	375 (5)	$240.00	2/16/2028	23,948 (9)	384,365
	—	21,250 (4)	$29.00	10/31/2029	7,983 (12)	128,127
					797 (11)	12,792

(1)Amounts in this column were calculated by assuming a market value of our common stock of $16.05 per share, the closing price of our common stock on December 31, 2021.
(2)The number of units disclosed in this column assume that each performance-based award is earned at the threshold level of performance, except where the performance during the completed fiscal years over which performance for the grant is measured has exceeded the threshold, in which case the number of units is based on the next higher performance measure (target or maximum).
(3)Restricted stock units that vest on August 12, 2023, subject to satisfaction of a stock price condition, pursuant to which the closing price of the Company's Common Stock over twenty consecutive trading days must equal or exceed $30.00, which is approximately 320% of the Company's closing stock price on the grant date. If the minimum price threshold is met, and the reporting person is continuously employed by the Company through August 12, 2023, the Units will vest. The Units will be forfeited upon a termination of employment prior to vesting, except in limited circumstances.
(4)These stock appreciation rights vest on October 31, 2022. Each SAR represents a contingent right to receive the excess, if any, of the fair market value of one share of our common stock over the exercise price upon vesting. The SARs will settle in common stock or, at the Company's election, in cash, as soon as practicable thereafter, subject to a threshold condition that the average closing price of a share of the Company's common stock over the twenty trading days prior to the settlement date is equal to or greater than $100.00. The SARs will be forfeited upon a termination of employment prior to vesting, except in limited circumstances.
(5)These option vested on February 16, 2022.
(6)Restricted stock units that vested on February 15, 2022.
(7)Restricted stock units that vest equal installment on each of February 21, 2022 and 2023.
(8)Restricted stock units for which the stock price performance condition has been satisfied that now vest in equal installments on each of August 12, 2022 and 2023. The units will be forfeited upon a termination of employment prior to vesting, except in limited circumstances.
(9)Restricted stock units that vest in three equal annual installments on February 19, 2022, February 19, 2023 and February 19, 2024.
(10)Restricted stock units that vested on February 16, 2022.

(11)Performance Shares that were earned based on the Company’s TSR relative to our performance peer group for the three year period ended December 31, 2021. These performance shares vested on February 17, 2022.
(12)Phantom stock units that vested and settled in cash on February 19, 2022.
(13)Phantom stock units granted February 19, 2021 that are expected to be settled in equal annual installments in cash on February 19, 2023 and February 19, 2024, subject to achievement of a minimum stock price threshold, of $23.49, which is 125% of the Company's closing stock price on the grant date, for a total of twenty trading days during the following time periods: the first anniversary of the grant date through the third anniversary of the grant date and the second anniversary of the grant date through the third anniversary of the grant date.

Severance agreements

Each of Messrs. Lux and Williams are party to a severance agreement with us. Under these severance agreements, if the individual incurs a qualifying termination event (as defined in the severance agreement), he will be entitled to receive the following benefits: (1) a lump sum payment of an amount equal to two (or three if the termination is within two years after a change in control) multiplied by the sum of (A) his annual base salary at the time of the termination plus (B) his annual base salary multiplied by his highest target bonus opportunity in the year of termination or the two preceding years; (2) a lump sum payment of an amount equal to his unpaid bonus for the prior calendar year, if any, payable at the same time such bonus is paid to active executives; (3) a lump sum payment of an amount equal to his bonus for the calendar year in which his termination occurs, if any, based on the applicable performance criteria, prorated through and including the date of termination, payable at the same time as such bonus is paid to active executives; and (4) if he elects COBRA continuation coverage for himself and his eligible dependents, monthly reimbursement of the differential between the COBRA premium and the active executive contribution amount for such coverage under the Company’s group health plans for up to eighteen months.

The severance agreements provide that the “severance multiple” in clause (1) above is two unless the individual’s termination of employment occurs on or within two years after the occurrence of a Change in Control, in which case the “severance multiple” is three. Our severance agreements as a matter of policy do not provide for excise tax protections in the event of a change in control. The agreements provide that any payments or benefits to which the executive may be entitled (whether under the agreement or otherwise), which would be subject to a parachute payment excise tax under Section 4999 of the Code will be reduced to an amount that would no longer create a parachute payment or be paid in full, whichever produces the better net after-tax position for the executive. If the executive is terminated for any reason other than those described above, the applicable agreement states that the executive will continue to receive his compensation and benefits to be provided by us until the date of termination, and the compensation and benefits will terminate contemporaneously with the termination of his employment. Under the terms of the applicable agreements, subject to certain exceptions, the executives may not compete in the market in which we and our respective affiliates engage during his employment and for two years following the termination of his employment.

    The agreements define the term “Good Reason” as any of the following events: (1) a material decrease in annual base salary (other than as part of a decrease of up to 10% for all of our executive officers); (2) a material diminution in the executive’s authority, duties or responsibilities (other than certain changes in management structure primarily affecting reporting responsibility); or (3) an involuntary relocation of the geographic location of the executive’s principal place of employment by more than 75 miles. “Disability” is generally defined as an executive’s inability to perform his duties or fulfill his obligations under the employment agreement by reason of any physical or mental impairment for a continuous period of not less than three months. The agreements state that a termination for “Cause” will occur when the executive has (a) engaged in gross negligence or willful misconduct in the performance of his duties with respect to us, (b) materially breached any material provision of his agreement or any written corporate policy, (c) willfully engaged in conduct that is materially injurious to us or (d) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude.

Mr. Gaut is also party to a severance agreement; however, on February 18, 2022, in connection with his transition to serve as Executive Chairman of the Board, Mr. Gaut entered into a letter agreement with the Company that provided that he will no longer be entitled to any severance benefits under such agreement after February 18, 2022 (the “Transition Date”). This letter agreement also modified Mr. Gaut’s compensation, setting his base salary at $500,000 and his target annual bonus at 100% of base salary. Pursuant to the agreement, Mr. Gaut was also awarded 33,084 phantom stock units which will vest and settle in two equal installments on the first and second anniversaries of the Transition Date and a $150,000 incentive payment, which will be paid out in four quarterly installments subject to continued service through each payment date or upon any earlier change in control of the Company. In addition, the letter agreement modified the covenant not to compete in the severance agreement to provide that the prohibited period shall extend through the later of (a) the second anniversary of the Transition Date, and (b) the one-year anniversary of his termination of employment with the Company. In addition, in the event of a change in control, the covenant not-to-compete is of no further force of effect.

Employee Benefits

Our 401(k) Plan is designed to allow all employees, including the participating NEOs, to contribute on a pre-tax or Roth after-tax basis. Each participant may elect to contribute up to 75% of his or her compensation to the 401(k) Plan as pre-tax or Roth after-tax contributions (but limited by the statutory maximum of $20,500 for 2021). Additionally, participants age 50 years and older may make a "catch-up contribution" to the 401(k) Plan each year up to an amount set by statute ($6,500 for 2021).

We have the discretion to provide a profit sharing contribution to each participant depending on the Company’s performance for the applicable year. There were no profit sharing contributions or matching contributions made in 2021.
We also provide medical, dental and vision coverage to all of our full-time employees, as well as basic life and disability coverage.

Nonqualified Deferred Compensation Plan

Our non-qualified deferred compensation plan permitted eligible participants, including our NEOs, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code (the "Code") limitations. The plan was adopted in consultation with Pearl Meyer, which was the Compensation and Human Capital Committee's then current independent consultant who advised that such a plan was a competitive practice. In 2015, the Compensation and Human Capital Committee determined it was appropriate to suspend matching contributions on participant deferrals under the Deferred Compensation Plan. In December 2019, the plan was suspended with respect to any deferrals after December 31, 2019. On June 5, 2020, in an effort to further streamline the benefits offered to members of management, the plan was terminated. As a result of such termination, NEO account balances were distributed On September 1, 2021. Balances accrued interest at a rate of 8% per annum until final distribution.

PROPOSAL 3: APPROVAL OF AMENDMENT TO SECOND AMENDED AND RESTATED 2016 STOCK AND INCENTIVE PLAN

On February 18, 2022, our board of directors unanimously adopted a resolution to submit to a vote of our stockholders the First Amendment (the “Plan Amendment”) to the Second Amended and Restated 2016 Stock and Incentive Plan (the “2016 Plan“). The 2016 Plan, as proposed to be amended by the First Amendment (the “Amended 2016 Plan”) is set forth in Appendix B to this proxy statement. The 2016 Plan was most recently amended and restated and approved by stockholders at the 2020 annual meeting to authorize for grant an additional 60,000 shares (after giving effect to our 1-for-20 reverse stock split that was completed on November 9, 2020). Our annual long-term incentive program is a key tool for attracting and retaining top executive talent. The First Amendment replenishes the pool of shares of our common stock available for issuance by adding 400,000 shares in addition to revising certain limits on individual awards that may be granted under the 2016 Plan.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, approval of this proposal requires the affirmative vote of at least a majority of the votes cast on the matter. If stockholders do not approve the Plan Amendment, Forum will continue to have the authority to grant awards under the 2016 Plan until the existing pool of shares is depleted. Your board of directors unanimously recommends a vote "FOR" approval of the Plan Amendment, taking into account the following:

•Forum believes that its employees and directors are among the best in the industry and that equity-based compensation is critical to their recruitment and retention.
•The Compensation and Human Capital Committee believes that awards under the Amended 2016 Plan are a strategically favorable means of assuring employee, director and consultant alignment with stockholders.
•Forum believes that awards under the Amended 2016 Plan support our "pay for performance" philosophy and motivate employees, directors and consultants both to achieve short-term business goals and to enhance long-term stockholder value.

Important Considerations

Amended 2016 Plan Best Practices

The Amended 2016 Plan includes a number of governance best practices, including the following features:

•Individual Grant Limitations: The maximum shares that may be subject to awards denominated in shares of common stock per individual in each year is 200,000 and, for awards denominated in cash, the maximum annual value per individual on the date of grant is $20,000,000. Additionally, no individual may receive during any year options or stock appreciation rights that are exercisable for more than 200,000 shares.
•Director Compensation Limit: The total grant date value of equity awards and cash compensation granted under the Amended 2016 Plan or otherwise to non-employee directors is limited to $950,000 per year.
•Prohibition on Liberal Share Recycling: The Amended 2016 Plan prohibits liberal share recycling for all awards.
•No Payment of Dividends and Dividend Equivalents on Unvested Awards: No dividends or dividend equivalents may be paid on any awards under the Amended 2016 Plan prior to the vesting of such award.
•Minimum Vesting Requirement: Awards under the Amended 2016 Plan payable in shares of common stock are subject to a minimum restricted period or vesting period of one year, provided that 5% of shares available for awards are not subject to such minimum vesting or restriction period.

•Prohibition on Repricing: The exercise price of an option or stock appreciation right may not be reduced nor may an option or stock appreciation right be exchanged for cash, an option or stock appreciation right with a lower exercise price or a new award without prior stockholder approval.
•Exercise Price and Term Limitations: Stock options and stock appreciation rights may not have an exercise price less than fair market value on the date of grant and may not have an exercise period in excess of 10 years.
•Double-Trigger Vesting: The Amended 2016 Plan does not provide for automatic single-trigger vesting upon a change in control; rather, the Amended 2016 Plan provides for double trigger vesting such that awards automatically vest only if a participant is involuntarily terminated without cause or terminates with good reason within two years after a change in control.
•Clawback Policy: Awards to executive officers under the Amended 2016 Plan are subject to a recoupment or clawback feature that is tied to a financial restatement resulting from fraud or willful misconduct. This feature may be expanded pursuant to any applicable law, securities exchange listing standards or additional Forum policies.
•Stock Ownership Requirements: Awards under the Amended 2016 Plan are subject to Forum’s Stock Ownership Requirements Policy.

Historical Grant Practices

The following is a summary of all time-based awards granted and performance-based awards earned over the last three fiscal years (excluding all cash-denominated and cash-settled performance-based awards).

Fiscal Year	Weighted Average Common Stock Outstanding	Stock Options Granted	SARs Granted	Restricted Stock and RSUs Granted and Performance Awards Earned
2019	5,504,993	—	317,600	69,046
2020	5,576,797	—	—	112,647
2021	5,643,365	—	—	295,960

As of March 16, 2022, no shares remained available for issuance pursuant to awards that could be granted under the 2016 Plan after that date. We had 394,876 vested and unvested appreciation awards (including stock options and stock appreciation rights) outstanding with a weighted average exercise price of $68.87 and a weighted average remaining term of 1.1 years, and 374,356 outstanding full value awards scheduled to be settled in stock (including restricted stock, restricted stock units, and stock-settled phantom stock units and performance awards, assuming the cash settlement of a total of 237,501 phantom stock units). In addition, as of March 16, 2022, 5,720,944 shares of our common stock were outstanding. We do not have any convertible equity or warrants outstanding. As of December 31, 2021, approximately $116 million principal amount of our 9.00% convertible secured notes due August 2025 are mandatorily convertible into shares of our common stock at a conversion rate of 37.0370 shares per $1,000 principal amount of notes converted (4,356,260 shares of common stock). Holders of such notes also have optional conversion rights in the event that the company elects to redeem the notes in cash and at the final maturity of the notes. All share numbers that appear in this proposal reflect the 1-for-20 reverse stock split that was completed on November 9, 2020.

Summary of the Amended 2016 Plan

The following summary of the Amended 2016 Plan is qualified by reference to the full text thereof, which is attached as Appendix B to this proxy statement.
Shares Reserve
The aggregate share of common stock reserved for awards under the Amended 2016 Plan is 623,701 shares. To the extent that an award is forfeited, cancelled, settled in cash, expires unexercised, lapses or the rights of a holder otherwise terminate, shares of common stock subject to such award will again become available for awards under the Amended 2016

Plan. Notwithstanding the forgoing, shares of common stock surrendered in payment of the exercise price or purchase price of an award, shares withheld for payment of applicable taxes associated with awards, and shares reacquired in the open market and otherwise using the proceeds of the exercise of options will not again be available for awards under the Amended 2016 Plan.
Award Limitations
Awards under the Amended 2016 Plan are subject to the following maximum limitations:
•No participant may receive in any one calendar year awards denominated in shares with respect to more than 200,000 shares of common stock.
•No participant may receive in any one calendar year options or stock appreciation rights with respect to more than 200,000 shares of common stock.
•No participant may be granted in any one calendar year cash awards having a grant date value in excess of $20,000,000.
•Any payment pursuant to a performance award will be paid no later than 10 years after the grant date of such award.
•No non-employee director may be granted, in any one calendar year, awards under the Amended 2016 Plan (valued as of the date of grant) and cash compensation granted under the Amended 2016 Plan or otherwise having an aggregate value in excess of $950,000.
Minimum Vesting Restrictions
Except for awards under the Amended 2016 Plan that are payable solely in cash, all awards under the Amended 2016 Plan are subject to a minimum vesting period of one year from the date of grant. Notwithstanding the forgoing, the one-year minimum vesting provisions do not apply to 5% of the total shares available for awards under the Amended 2016 Plan.
Stock Ownership Policy
Awards under the Amended 2016 Plan are subject to Forum’s Stock Ownership Requirements Policy. Refer to the disclosure of the policy under “Executive and Director Stock Ownership Requirements” of this proxy statement. The Stock Ownership Requirements Policy provides that our Chief Executive Officer must maintain a level of ownership in us that is greater than or equal to five times his or her annual base salary. In addition, the Stock Ownership Requirements Policy includes similar holding requirements for our executive officers and directors, although at lower multiples of annual salary or retainer. Due to the significant share ownership requirements under the Stock Ownership Requirements Policy, we believe this policy is more effective at aligning the interests of our executive officers and our stockholders than imposing a minimum holding period on awards under the Amended 2016 Plan.
Eligibility
All employees and consultants of Forum and its affiliates and all non-employee directors of Forum are eligible for awards under the Amended 2016 Plan. As of March 16, 2022, five executive officers, seven non-employee directors, and approximately 1,425 other employees and consultants were eligible to receives awards under the Amended 2016 Plan.
Administration
The Amended 2016 Plan is administered by the Compensation Committee of Forum’s board of directors or any other committee that may be designated by the board of directors (the board of directors or such designated committee, as applicable, are referred to herein as the “Committee”). The Committee will select the employees, consultants and non-employee directors who will receive awards, determine the time that awards will be granted and the type and terms of awards to be granted, interpret and administer the Amended 2016 Plan, prescribe rules and regulations relating to the Amended 2016 Plan and to make all other determinations necessary or advisable for administering the Amended 2016 Plan. Our Chief Executive Officer may be delegated authority to administer the Amended 2016 Plan, including making awards thereunder, however, neither the board of directors nor the Committee may delegate to any person the authority to grant awards to, or take other action with respect to, participants who are subject to Section 16 of the Exchange Act.

Awards
Stock Options. Stock options are subject to such terms and conditions as may be established by the Committee and are not     inconsistent with the Amended 2016 Plan. The option exercise price cannot be less than the fair market value per share of common stock on the date of grant, and stock options may not be exercised more than 10 years after the date of grant. Stock options granted to employees may be incentive stock options (“ISOs”) under Section 422 of the Code, nonqualified stock options or a combination thereof. Only employees of Forum or its parent and subsidiary corporations may be eligible for ISOs. The Committee may not reduce the exercise price of an outstanding option, exchange an option for cash, an option with a lower exercise price or a new award, or take any other action deemed to be a repricing under applicable New York Stock Exchange rules without stockholder approval.
Stock Appreciation Rights. The Committee may grant an award that is in the form of a stock appreciation right (“SAR”). SARs are the right to receive an amount of common stock or cash equal to the appreciation in value of a specified number of shares of common stock over a particular period of time. SARs are subject to such terms and conditions as may be established by the Committee and are not inconsistent with the Amended 2016 Plan. The SAR exercise price cannot be less than the fair market value per share of common stock on the date of grant, and SARs may not be exercised more than 10 years after the date of grant. The Committee may not reduce the exercise price of an outstanding SAR, exchange a SAR for cash, a SAR with a lower exercise price or a new award, or take any other action deemed to be a repricing under applicable New York Stock Exchange rules without stockholder approval.

Restricted Stock Award. The Committee may grant an award of common stock to participants subject to certain forfeiture restrictions. In addition to the minimum vesting requirements, such forfeiture restrictions may include (i) the attainment of one or more performance measures, (ii) the attainment of a specified employment term, (iii) the occurrence of an event or (iv) any combination of the above. The Committee has the sole discretion to determine forfeiture restrictions, which may vary among different participants and awards. Participants may receive dividends with respect to common stock subject to a restricted stock award and may vote such shares, but they may not sell, transfer, pledge, or otherwise dispose of the common stock until the forfeiture restrictions have lapsed. Notwithstanding the foregoing, no dividends may be paid to participants prior to the expiration of the forfeiture restrictions on the underlying shares of common stock. A participant is not required to make a payment for common stock received pursuant to a restricted stock award unless required by applicable law.

Restricted Stock Unit Award. The Committee may grant restricted stock units (“RSUs”) to participants, which may be payable in cash, shares of common stock or a combination thereof. RSUs will be subject to certain forfeiture restrictions. In addition to the minimum vesting requirements, such forfeiture restrictions may include (i) the attainment of one or more performance measures, (ii) the attainment of a specified employment term, (iii) the occurrence of an event or (iv) any combination of the above. The Committee has the sole discretion to determine forfeiture restrictions and it may vary the forfeiture restrictions for each award. In the Committee’s discretion, cash dividend equivalents may be paid on restricted stock unit awards but the recipients of such awards will not otherwise be entitled to the privileges and rights of stockholders unless the award is denominated in common stock and until common stock is delivered to the participants. No dividend equivalents may be paid to participants prior to the expiration of the forfeiture restrictions on the underlying restricted stock units.

Bonus Stock Award. The Committee may grant participants unrestricted shares of common stock on such terms and conditions as the Committee shall determine. In its sole discretion, the Committee will determine the purchase price, if any, for common stock issued as a bonus stock award.

Performance Awards. A performance award is subject to the achievement of one or more performance measures over a performance period each as determined by the Committee. The Committee may grant a performance award consisting of any type of award or combination of awards. In its discretion, the Committee may adjust the amount of cash or shares payable pursuant to a performance award. A participant is not entitled to the privileges and rights of a stockholder for performance awards covering shares of common stock until such shares are delivered to the participant. The term "performance measures" means the measures established by the Committee that are to be achieved with respect to an award, which may be absolute, relative to one or more other companies, relative to one or more indices, or measured by reference to Forum alone, an affiliate, an individual, a business unit of Forum or an affiliate, or Forum together with one or more of its affiliates.

Cash Award. The Committee may grant a performance award in cash. Any such cash award may be subject to performance measures as determined by the Committee.

Other Terms and Limitations

Transferability. Awards under the Second Amended 2016 Plan, other than ISOs, generally will not be transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or with the consent of the Committee. ISOs generally will not be transferable other than by will or the laws of descent and distribution and will be exercisable during the participant’s lifetime only by such participant or the participant’s guardian or legal representative.

Adjustments for Corporate Events. If Forum recapitalizes, reclassifies its stock, or otherwise changes its capital structure, the number and class of shares of common stock or other property covered by an award shall be adjusted as if the grantee of such an award held the stock covered by the award immediately prior to the recapitalization, and the shares available for grant and share limits under the Amended 2016 Plan will also be adjusted to reflect the change.

In the event (i) of a merger, consolidation or reorganization, (ii) of a sale of substantially all of Forum’s assets, (iii) of liquidation of Forum, (iv) of an acquisition by a person of more than 50% of Forum’s outstanding voting stock or (v) of a contested election where the members of Forum’s board of directors immediately prior to such contested election cease to constitute a majority of the board of directors, the Committee shall effect one or more of the following to prevent diminution or enlargement of the intended benefits under the Amended 2016 Plan: (a) accelerate the vesting and exercisability of awards; (b) require participants to surrender some or all of their outstanding awards in exchange for cash; or (c) make adjustments to the then outstanding awards (as well as shares available for grant under the Amended 2016 Plan and share-based Amended 2016 Plan limits) as the Committee deems appropriate to reflect the event, including adjusting the awards to include securities of the surviving or acquiring corporation or other property.

Change in Control. If a participant’s employment with Forum is terminated involuntarily by Forum without cause by the participant for good reason within two years after a change in control of Forum, then any award held by the participant at the time of termination that is not a performance award will become fully vested and exercisable and any such award that is a performance award shall become vested and deemed to be earned at the target level.

Clawback. Awards under the Amended 2016 Plan to our executive officers are subject to recoupment or clawback in the event of a financial restatement by Forum to the extent that the Committee determines, in its discretion, that such restatement is a result of fraud or willful misconduct. Furthermore, Forum may adopt additional clawback policies and procedures, including those with retroactive effect.

Amendment and Termination. Our board of directors may terminate the Amended 2016 Plan at any time with respect to shares of common stock that have not been granted under the Amended 2016 Plan and may alter or amend the Amended 2016 Plan from time to time provided that no change in the Amended 2016 Plan materially impairs a participant’s rights with respect to awards previously granted without the participant’s consent. No amendment or alteration will be effective prior to stockholder approval to the extent the board of directors determines such approval is required by applicable laws, regulations or exchange requirements. Notwithstanding the foregoing, no award will be made under the Amended 2016 Plan after May 12, 2030.

Awards Granted Under the 2016 Plan and New Plan Benefits Under the Amended 2016 Plan

Awards Granted Under the 2016 Plan
No awards made under the Amended 2016 Plan prior to the date of annual meeting were granted subject to stockholder approval of this Proposal 3. The following table sets forth information with respect to outstanding stock options and SARs that have been granted to the NEOs and the specified groups set forth below under the 2016 Plan as of March 16, 2022.

Name and Principal Position	Stock Options	Stock Appreciation Rights
C. Christopher Gaut Executive Chairman of the Board	5,586	38,750
Neal Lux President and Chief Executive Officer	—	16,250
D. Lyle Williams Executive Vice President and Chief Financial Officer	2,206	21,250
All executive officers as a group (5 persons)	10,041	112,500
All non-executive directors as a group (7 persons)	—	—
All employees (other than executive officers as a group (81 persons)	29,148	207,600

New Plan Benefits Under the Amended 2016 Plan
Awards to our officers and other employees under the Amended 2016 Plan will be made in accordance with future decisions of the Committee following the general guidelines of the Amended 2016 Plan. As a result, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future. Although not necessarily indicative of future grants that may be made under the Amended 2016 Plan, please see the "2021 Long-Term Incentives" section above with respect to awards under the 2016 Plan to our NEOs in 2021.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax treatment applicable to us and the participants who receive awards under the Amended 2016 Plan based on the federal income tax laws in effect on the date of this proxy statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, or other tax laws other than U.S. federal income tax law. Because individual circumstances may vary, we recommend that all participants to consult their own tax advisor concerning the tax implications of awards granted under the Amended 2016 Plan.

Options

The Code provides that a participant receiving a nonqualified option ordinarily does not realize taxable income upon the grant of the option. A participant does, however, realize compensation income taxed at ordinary income tax rates upon the exercise of a nonqualified option to the extent that the fair market value of the common stock on the date of exercise exceeds the option price. When the participant sells the shares acquired pursuant to a nonqualified option, any gain or loss will be short-term or long-term capital gain or loss. For nonqualified options, Forum is generally entitled to a federal income tax deduction in an amount equal to the ordinary income realized by the participant at the time of exercise.

The grant of an ISO does not result in taxable income to a participant. The exercise of an ISO also does not result in taxable income, provided that the circumstances satisfy the requirements in the Code. However, the exercise of an ISO may give rise to alternative minimum tax liability for the participant. In addition, if the participant does not dispose of the common stock acquired upon exercise of an ISO during the statutory holding period, then any gain or loss upon subsequent sale of the common stock will be a long-term capital gain or loss. The statutory holding period lasts until the later of two years from the date the ISO is granted or one year from the date the common stock is transferred to the participant pursuant to the exercise of the ISO. If these statutory holding requirements are not satisfied (a “disqualifying disposition”), then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the participant. Any gain in excess of that amount is capital gain, while any loss recognized will be a capital loss.

If the statutory holding period requirements for an ISO are satisfied, Forum may not claim any federal income tax deduction upon either the exercise of the ISO or the subsequent sale of the common stock received upon exercise. If there is a disqualifying disposition, then Forum is generally entitled to a federal income tax deduction in the amount of ordinary income recognized by the participant.

Restricted Stock and Bonus Stock

A participant acquiring a restricted stock award or a bonus stock award will generally recognize ordinary income equal to the fair market value of the shares on the vesting date of the restricted stock or the grant date of bonus stock, less the amount paid, if any, by the participant. Under Section 83(b) of the Code, a participant may elect to include in ordinary income at the time restricted stock is first issued, the excess of the fair market value of the stock at the time of issuance over the amount paid, if any, by the participant. In this event, any subsequent change in the value of the shares will be recognized for tax purposes as capital gain or loss upon disposition of the shares. Absent a Section 83(b) election, any cash dividends or other distributions paid with respect to the restricted stock will be included in the participant’s ordinary income as compensation at the time of receipt and subsequent appreciation or depreciation will be recognized as capital gain or loss. Forum will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from restricted stock or bonus stock awards under the Second Amended 2016 Plan.

Stock Appreciation Rights and Restricted Stock Units

Generally, a participant will not recognize any taxable income upon the award of SAR or restricted stock unit. At the time the participant receives the payment for the SAR or the restricted stock unit, the fair market value of shares of common stock or the amount of any cash received in payment for such awards generally is taxable compensation to the participant as ordinary income. Forum will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from SARs or restricted stock units under the Amended 2016 Plan.

Performance Awards and Cash Awards

A participant will generally not recognize any taxable income upon the grant of performance awards or cash awards. Upon settlement of such awards, participants normally will recognize ordinary income in the year of receipt equal to the amount of cash and the fair market value of any common stock received. Forum will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from performance awards or cash awards under the Amended 2016 Plan.

Certain Tax Code Limitations on Deductibility

After amendment by the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year after 2017 to any individual who, in 2017 or later, is a company’s principal executive officer, principal financial officer or any of a company’s three other most highly compensated executive officers (other than the principal executive officer or the principal financial officer).

The exercisability of an option or SAR, the elimination of restrictions on restricted stock, or the payment of bonus stock awards, performance awards or RSUs, may be accelerated as a result of a change in control. If any of the foregoing occurs, and the total parachute payments to the participant are not sufficiently reduced under terms of the Amended 2016 Plan, an excess parachute payment under the Code could result, triggering a 20% excise tax (in addition to income tax otherwise owed) payable by the participant. Forum will not be entitled to a deduction for that portion of any “parachute payment” that is subject to the excise tax.

Section 409A

Section 409A to the Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding timing of payouts, advance election of deferrals and restrictions on acceleration of payouts results in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, tax on the amounts included in income as a result of not complying with Section 409A are increased by an interest component as specified by statute, and the amounts included in income are also subject to a 20% excise tax.

In general, to avoid a Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time, a change in control (as defined by the Treasury Department) or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax. Section 409A is broadly applicable to any form of deferred compensation other than tax-qualified retirement plans and bona fide vacation, sick leave, compensatory time, disability pay or death benefits, and may be applicable to certain awards under the Amended 2016 Plan. Forum intends that any awards granted under the Amended 2016 Plan be exempt from or satisfy the requirements of Section 409A to avoid the imposition of excise tax thereunder.

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued under our existing equity compensation plans as of December 31, 2021.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders (1)	75,333	$357.34	105,121 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	75,333	$357.34	105,121

(1)    Consists of the 2016 Plan and the Employee Stock Purchase Plan. The Employee Stock Purchase Plan was suspended in January 2020.
(2)    Shares remaining available for issuance under the 2016 Plan with respect to awards (other than outstanding awards) could be issued in the form of stock options, stock appreciation rights, stock awards and stock units. From January 1, 2022 through March 16, 2022, we have issued an additional 235,307 awards under the 2016 Plan in the form of restricted stock units requiring achievement of targets set by the board of directors or satisfaction of time-based vesting schedules. Subject to the determination of the Compensation and Human Capital Committee and the availability of awards under the 2016 Plan, such awards may be settled in the form of cash or shares of common stock.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP ("Deloitte & Touche") has been appointed by the Audit Committee as the independent registered public accounting firm for us and our subsidiaries for the year ending December 31, 2022. This appointment is being presented to the stockholders for ratification. Representatives of Deloitte & Touche are expected to be present at the annual meeting and will be provided an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the ratification of the appointment of Deloitte & Touche requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote "FOR" such ratification.
If the stockholders fail to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm, it is not anticipated that Deloitte & Touche will be replaced in 2022. Such lack of approval will, however, be considered by the Audit Committee in selecting our independent registered public accounting firm for 2023.
Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte & Touche in 2021 and 2020.

(In thousands)	2021	2020
Audit Fees (1)	$2,589	$2,573
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	2	2
Total	$2,591	$2,575
(1)    Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and subsidiary audits and services normally provided by the independent registered public accountant in connection with statutory and regulatory filings.
(2)    All Other Fees consisted of accounting research tool subscription fees.
The Audit Committee preapproves all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Exchange Act and applicable SEC rules. All services provided by Deloitte & Touche in 2021 were preapproved by the Audit Committee.

AUDIT COMMITTEE REPORT
The Audit Committee currently consists of Evelyn M. Angelle (Chairperson), John A. Carrig and John Schmitz. The Audit Committee’s purpose is to assist the board of directors in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of our independent auditors and (4) the effectiveness and performance of our internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Exchange Act and NYSE listing standards.
Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements and the effectiveness of the Company’s internal controls over financial reporting, and issuing a report thereon. Accordingly, the Audit Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with Deloitte & Touche LLP, our independent registered public accounting firm for fiscal year 2021, the matters required to be discussed by Auditing Standard No. 16 issued by the Public Company Accounting Oversight Board. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with Deloitte & Touche LLP its independence from us and received from Deloitte & Touche LLP the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. This discussion and disclosure informed the Audit Committee of the independence of Deloitte & Touche LLP and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by Deloitte & Touche LLP not related to the audit of our financial statements and to the review of our interim financial statements is compatible with maintaining the independence of Deloitte & Touche LLP. Finally, the Audit Committee reviewed and discussed our audited financial statements with our management, our internal auditors and Deloitte & Touche LLP. Our management informed the Audit Committee that our audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States.
Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted,

Evelyn M. Angelle, Chairperson
John A. Carrig
John Schmitz

ADDITIONAL INFORMATION
Stockholder Proposals for the 2023 Annual Meeting

To be included in the proxy materials for the 2023 Annual Meeting of stockholders, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than December 2, 2022. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No stockholder proposals have been received for inclusion in this proxy statement.
Our bylaws provide the manner in which stockholders may give notice of business and director nominations to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to our Secretary at our principal executive offices no later than close of business on the 90th day prior to the anniversary of the prior year’s annual meeting date but not earlier than the 120th day prior to such anniversary date. Accordingly, for the 2023 Annual Meeting of stockholders, notice will have to be delivered to our Secretary at our principal offices no earlier than January 10, 2023 or later than February 9, 2023. If, however, the scheduled annual meeting date is more than 30 days before or more than 70 days after the first anniversary of the prior year’s annual meeting date, then notice of an item to be brought before the annual meeting will be timely if it is so delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting was first made. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors. In addition to satisfying the deadlines in the advance notice provisions of our By-Laws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to the Company no later than March 10, 2023.
All notices should be directed to John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.
Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.
Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, are available without charge to stockholders upon request to D. Lyle Williams, Executive Vice President and Chief Financial Officer, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.

Householding

The SEC permits a single copy of the Notice to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one copy of the Notice unless any stockholder at that address has given the broker contrary instructions. If any such beneficial stockholder residing at such an address, however, wishes to receive a separate copy of the Notice in the future, or if any such beneficial stockholder that elected to continue to receive separate copies of the Notice wishes to receive a single copy of the Notice in the future, that stockholder should contact their broker or send a request to John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064, telephone number (713) 351-7900. We will promptly deliver, upon written or oral request to the corporate secretary, a separate copy of the Notice to a beneficial stockholder at a shared address to which a single copy of the Notice was delivered.

APPENDIX A
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in millions)	For the year ended December 31, 2021	For the year ended December 31, 2020

Net loss attributable to common stockholders	(82.7)	(96.9)
Interest expense	32.0	30.3
Depreciation and amortization	42.2	51.0
Income tax expense (benefit)	0.6	(12.9)
EBITDA as reported	(7.8)	(28.5)
% of revenue	(1.4)%	(5.6)%
Restructuring charges and other	9.5	22.0
Inventory and other working capital adjustments	5.0	93.8
Impairments of goodwill, intangibles, property and equipment	—	20.4
Impairments of operating lease assets	—	15.4
Stock-based compensation expense	7.6	9.8
Gain (loss) on extinguishment of debt	5.3	(72.5)
Deferred loan costs written off	—	2.3
Gain on disposition of business	—	(88.4)
Loss (gain) on foreign exchange, net	0.4	6.3
EBITDA as adjusted	20.0	-19.4
% of revenue	3.7%	-3.8%

Free cash flow, before acquisitions, reconciliation
Net cash provided by (used in) operating activities	$(15.8)	$3.9
Capital expenditures for property and equipment	(1.8)	(2.2)
Proceeds from sale of property and equipment	7.0	5.3
Free cash flow, before acquisitions	$(10.6)	$7.0

A-1

APPENDIX B
FORUM ENERGY TECHNOLOGIES, INC.

2016 SECOND AMENDED AND RESTATED STOCK AND INCENTIVE PLAN

(As Established Effective as of May 12, 2020)
(As proposed to be amended)

I. PURPOSE OF THE PLAN

The purpose of the FORUM ENERGY TECHNOLOGIES, INC. 2016 STOCK AND INCENTIVE PLAN (the "Plan") is to provide a means through which FORUM ENERGY TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and its Affiliates may attract able persons to serve as Directors or Consultants or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership and receive cash awards, thereby strengthening their concern for the long-term welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates over the long term. Accordingly, the Plan provides for granting Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Awards, Restricted Stock Unit Awards, Bonus Stock Awards, Cash Awards or any combination of the foregoing, as is best suited to the circumstances of the particular Employee, Consultant, or Director as provided herein.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a) "Affiliate" means any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b) "Award" means, individually or collectively, any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Restricted Stock Unit Award, Bonus Stock Award or Cash Award.

(c) "Board" means the Board of Directors of the Company.

(d) "Bonus Stock Award" means an Award granted under Paragraph XI of the Plan.

(e) "Cash Award" means a Performance Award denominated in cash.

(f) "Cause" shall mean a determination by the Company that the Participant (i) has engaged in gross negligence or willful misconduct in the performance of the Participant’s duties with respect to the Company or any of its Affiliates, (ii) has materially breached any provision of any written agreement or corporate policy or code of conduct established by the Company or any of its Affiliates, (iii) has willfully engaged in conduct that is materially injurious to the Company or any of its Affiliates, or (iv) has been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude (or a crime of similar import in a foreign jurisdiction).

(g) "Change in Control" shall have the meaning assigned to such term in Exhibit A to the Plan.

(h) "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with rules, regulations and interpretations promulgated thereunder. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

(i) "Committee" means the Compensation Committee of the Board, unless and until the Board designates a different committee to serve as the administrator of the Plan under Paragraph IV(a).

(j) "Common Stock" means the common stock, par value $.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XII.

(k) "Company" means Forum Energy Technologies, Inc., a Delaware corporation.

(l) "Consultant" means any person who is not an Employee or a Director and who is providing advisory or consulting services to the Company or any Affiliate.

(m) "Corporate Change" shall have the meaning assigned to such term in Paragraph XII(c) of the Plan.

(n) "Director" means an individual who is a non-employee member of the Board.

(o) "Effective Date" has the meaning set forth in Paragraph III of the Plan.

(p) "Employee" means any person in an employment relationship with the Company or any Affiliate.

(q) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(r) "Fair Market Value" means, as of any specified date, the closing price of the Common Stock, if the Common Stock is listed on a national stock exchange registered under Section 6(a) of the Exchange Act, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, if no closing price is reported on that date, on the last preceding date on which such closing price of the Common Stock is so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deemed appropriate and as is consistent with the requirements of Section 409A of the Code.

(s) "Forfeiture Restrictions" shall have the meaning assigned to such term in Paragraph VIII with respect to Restricted Stock or Paragraph X with respect to Restricted Stock Units, as applicable.

(t) "Good Reason" shall have the meaning assigned to such term in the applicable Award agreement, or, if the Award agreement does not define Good Reason, Good Reason shall mean the occurrence of any of the following events without the Participant’s consent: (i) a material reduction in the Participant’s base rate of compensation from that in effect prior to the Change in Control, (ii) a material diminution in the Participant’s authority, duties or responsibilities from those in effect prior to the Change in Control or (iii) the involuntary relocation of the geographic location of the Participant’s principal place of employment by more than 75 miles from the location of the Participant’s principal place of employment prior to the Change in Control. Notwithstanding the foregoing, any assertion by a Participant of a termination of employment for Good Reason shall not be effective unless: (x) the Participant provides written notice to the Company of such condition within 45 days of the initial existence of the condition; (y) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (z) the date of the Participant’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

(u) "Incentive Stock Option" means an incentive stock option within the meaning of Section 422 of the Code.

(v) "Minimum Restrictions" shall have the meaning assigned to such term in Paragraph V(a) of the Plan.

(w) "Nonqualified Stock Option" means an Option that is not intended to comply with the requirements set forth in Section 422 of the Code.

(x) "Option" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options and Nonqualified Stock Options.

(y) "Option Agreement" means a written agreement between the Company and a Participant with respect to an Option.

(z) "Participant" means an Employee, Consultant, or Director who has been granted an Award.

(aa) "Performance Award" means an Award granted under Paragraph IX of the Plan.

(bb) "Performance Award Agreement" means a written agreement between the Company and a Participant with respect to a Performance Award.

(cc) "Performance Measure" means one or more performance measures established by the Committee that are based on (i) the price of a share of Common Stock, (ii) earnings per share, (iii) market share, (iv) sales, (v) operating income or operating income margin, (vi) net income or net income margin (before or after taxes), (vii) cash flow or return on investment, (viii) the earnings or earnings margin before or after interest, taxes, depreciation, and/or amortization, (ix) the economic value added,

(x) the return on capital, assets, or stockholders’ equity, (xi) the total stockholders’ return, (xii) working capital efficiency, (xiii) safety performance, (xiv) after-tax operating income, (xv) capital efficiency, (xvi) cash from operations, (xvii) cost ratios, (xviii) cost reductions, (xix) customer growth, (xx) debt reduction, (xxi) earnings per share growth, (xxii) increase in cash flow, (xxiii) increase in cash flow return, (xxiv) increased revenue, (xxv) internal rate of return, (xxvi) net cash flow, (xxvii) net cash flow before financing activities, (xxviii) net income per share, (xxix) proceeds from dispositions, (xxx) project completion time and budget goals, (xxxi) return on equity, (xxxii) return on net assets, (xxxiii) return on capital compared to cost of capital, (xxxiv) return on capital employed, (xxxv) return on invested capital, (xxxvi) revenue ratios, (xxxvii) shareholder value, (xxxviii) total market value, (xxxix) such other criteria as determined by the Committee or (xl) any combination of the foregoing. The performance measures described in the preceding sentence may be absolute, relative to one or more other companies, relative to one or more indices, or measured by reference to the Company alone, an Affiliate, an individual, a business unit of the Company or an Affiliate, or the Company together with one or more of its Affiliates. Unless otherwise stated, such Performance Measures need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Committee may provide that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary items as described in FASB ASC Topic No. 360 and/or nonrecurring, unusual or special items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders, Form 10-K or Form 10-Q for the applicable period, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, (h) regulatory requirements, (i) settlement of hedging activities, and (j) other specified significant extraordinary items or events.

(dd) "Plan" means the Forum Energy Technologies, Inc. 2016 Stock and Incentive Plan, effective as of May 17, 2016 and as thereafter amended and restated.

(gg) "Required Delay Period" shall have the meaning assigned to such term in Paragraph XV(c) of the Plan

(hh) "Restricted Stock Agreement" means a written agreement between the Company and a Participant with respect to a Restricted Stock Award.

(ii) "Restricted Stock Award" means an Award granted under Paragraph VIII of the Plan.

(jj) "Restricted Stock Unit" means a unit evidencing the right to receive in specified circumstances one share of Common Stock or in the sole discretion of the Committee, an equivalent value in cash that is restricted or subject to forfeiture provisions.

(kk) "Restricted Stock Unit Award" means an Award granted under Paragraph X of the Plan.

(ll) "Restricted Stock Unit Award Agreement" means a written agreement between the Company and a Participant with respect to a Restricted Stock Unit Award.

(mm) "Rule 16b-3" means Securities Exchange Commission Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.

(nn) "Stock Appreciation Right" means a right to acquire, upon exercise of the right, Common Stock and/or, in the sole discretion of the Committee, cash having an aggregate value equal to the then excess of the Fair Market Value of the shares with respect to which the right is exercised over the exercise price therefor. The Committee shall retain final authority to determine whether a Participant shall be permitted, and to approve an election by a Participant, to receive cash in full or partial settlement of a Stock Appreciation Right.

(oo) "Stock Appreciation Right Agreement" means a written agreement between the Company and Participant with respect to a Stock Appreciation Right.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan as amended and restated herein will be submitted to the stockholders of the Company for approval at the 2020 annual meeting of the stockholders and, if approved, shall be effective as of the date of such approval (the "Effective Date"). If the stockholders of the Company should fail to so approve the Plan at such meeting, the Plan as amended and restated herein shall terminate and cease to be of any further force or effect, and all grants of Awards hereunder, if any, shall be null and void, and the Plan as in effect immediately prior to the amendment and restatement herein and prior to the stockholder vote shall remain in effect. No Award shall be made under the Plan 10 years or more after the Effective Date.

Subject to the provisions of Paragraph XIV, the Plan shall remain in effect until all Options and Stock Appreciation Rights granted under the Plan have been exercised or expired, all Restricted Stock Awards and Restricted Stock Unit Awards granted under the Plan have vested or been forfeited, and all Performance Awards, Bonus Stock Awards and Cash Awards have been satisfied or expired.

IV. ADMINISTRATION

(a) Composition of Committee. The Plan shall be administered by the Committee; provided, however, that (i) any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; and (ii) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more "Non-Employee Directors" as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); provided, however, that if any such committee member is found not to have met the qualification requirements set forth in clause (ii) above, any actions taken or Awards granted by such committee shall not be invalidated by such failure to so qualify. In the absence of the Board’s appointment of a committee to administer the Plan, the Board shall serve as the Committee.

(b) Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to (i) determine which Employees, Consultants, or Directors shall receive an Award, (ii) determine the time or times when such Award shall be made, the type of Award that shall be made, the number of shares to be subject to each Award or the value of each Award, and (iii) to accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award or waive any restriction or other provision of the Plan or an Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees, Consultants, or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee in its sole discretion shall deem relevant. No dividends or dividend equivalents with respect to any Award shall be payable prior to the vesting of such Award or prior to the expiration of the Forfeiture Restrictions applicable to such Award, and in the event an Award is forfeited, any dividends or dividend equivalents with respect to such Award shall also be forfeited.

(c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, to determine the terms, restrictions, and provisions of the agreement relating to each Award, including such terms, restrictions, and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent the Committee shall deem expedient to carry the Plan or any such agreement into effect. All determinations and decisions made by the Committee on the matters referred to in this Paragraph IV and in construing the provisions of the Plan shall be conclusive.

(d) Delegation of Authority by the Committee. Notwithstanding the preceding provisions of this Paragraph IV or any other provision of the Plan to the contrary, subject to the constraints of applicable law, the Committee may from time to time, in its sole discretion, delegate to the Chief Executive Officer of the Company the administration (or interpretation of any provision) of the Plan, and the right to grant Awards under the Plan, insofar as such administration (and interpretation) and power to grant Awards relates to any person who is not subject to Section 16 of the Exchange Act (including any successor Section to the same or similar effect). Any such delegation may be effective only so long as the Chief Executive Officer of the Company is a Director, and the Committee may revoke such delegation at any time. The Committee may put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company upon such delegation as the Committee determines in its sole discretion. In the event of any conflict in a determination or interpretation under the Plan as between the Committee and the Chief Executive Officer of the Company, the determination or interpretation, as applicable, of the Committee shall be conclusive.

V. SHARES SUBJECT TO THE PLAN; AWARD LIMITS; GRANT OF AWARDS

(a) Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph XII with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed 623,701 shares. To the extent that an Award is forfeited, cancelled, settled in cash, expires unexercised, lapses or the rights of its holder otherwise terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding the forgoing, shares surrendered in payment of the exercise price or purchase price of an Award, shares withheld for payment of applicable employment taxes and/or withholding obligations associated with an Award, and shares reacquired in the open market or otherwise using the cash proceeds from the exercise of Options shall not again be available for the grant of an Award under the Plan. For the avoidance of doubt, with respect to Options and Stock Appreciation Rights that are settled in shares of Common Stock, the number of Options and Stock Appreciation Rights exercised shall be counted in full against the number of shares available for Awards under the Plan regardless of the number of Common Shares issued upon settlement of Options and Stock Appreciation Rights. Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to all Awards made hereunder:

(i) the maximum number of shares of Common Stock that may be subject to Awards denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 200,000 shares of Common Stock;

(ii) no Participant may be granted during any calendar year Awards consisting of Options or Stock Appreciation Rights that are exercisable for more than 200,000 shares of Common Stock;

(iii) no Participant may be granted during any calendar year Cash Awards having a value determined on the date of grant in excess of $20,000,000;

(iv) any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award; and

(v) Awards to Directors shall not be made in any year in which a sufficient number of shares of Common Stock are not available to make such Awards under the Plan, and no Director may be granted during any calendar year Awards under the Plan (valued as determined on the date of grant) and cash compensation granted under the Plan or otherwise having an aggregate value in excess of $950,000.

Subject to Paragraph XII hereof, any Award other than an Award that is payable solely in cash shall have a minimum restricted period or vesting period of one year from the date of grant (the "Minimum Restrictions"). The foregoing notwithstanding, 5% of the total number of shares of Common Stock that may be issued under the Plan shall not be subject to the Minimum Restrictions. Notwithstanding any provision of the Plan to the contrary, each share of Common Stock acquired under this Plan must be held and transferred in compliance with the Forum Energy Technologies, Inc. Stock Ownership Requirements Policy.

A Participant may be granted Awards in combination such that portions of the Award are subject to differing limitations set out in the clauses in this Paragraph V(a), in which event each portion of the combination Award is subject only to a single appropriate limitation in the clauses above. For example, if an Employee Participant is granted a Performance Award that is in part a stock-based Award and in part a Cash Award, then the stock-based awards shall only be subject to the limitation in clauses (i) and (ii) and the Cash Award shall be subject only to the limitation in clause (iii).

(b) Stock Offered. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. The shares of the Company’s stock to be issued pursuant to any Award may be represented by physical stock certificates or may be uncertificated. Notwithstanding references in the Plan to certificates, the Company may deliver uncertificated shares of Common Stock in connection with any Award.

VI. ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are Employees, Consultants, or Directors. An Award may be granted on more than one occasion to the same person.

VII. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Exercise Period. The term of each Option and Stock Appreciation Right shall be as specified by the Committee at the date of grant, but in no event shall the term exceed 10 years.

(b) Limitations on Exercise. Subject to the Minimum Restrictions, Options and Stock Appreciation Rights shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) of the Company at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury regulations, and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted, the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. Except as otherwise provided in Sections 421 or 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(d) Option Agreement; Stock Appreciation Right Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Option as an Incentive Stock Option under Section 422 of the Code. Each Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Agreement. Each Option Agreement and Stock Appreciation Right Agreement may specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship or (iii) membership on the Board, as applicable, or a Change in Control on the exercisability of the Option or Stock Appreciation Right. An Option Agreement may provide for the payment of the exercise price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such exercise price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures satisfactory to the Committee with respect thereto. Further, an Option Agreement may provide, on such terms and conditions as the Committee in its sole discretion may prescribe, for the grant of a Stock Appreciation Right in connection with the grant of an Option and, in such case, the exercise of the Stock Appreciation Right shall result in the surrender of the right to purchase a number of shares under the Option equal to the number of shares with respect to which the Stock Appreciation Right is exercised (and vice versa). In the case of any Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the exercise price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements and Stock Appreciation Right Agreements need not be identical. Subject to the consent of the Participant, the

Committee may, in its sole discretion, amend an outstanding Option Agreement and Stock Appreciation Right Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

(e) Exercise Price and Payment. The exercise price shall be determined by the Committee but, subject to adjustment as provided in Paragraph XII, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date an Option is granted. An Option, Stock Appreciation Right or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The exercise price shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Nonqualified Stock Option.

(f) Restrictions on Repricing of Options. Except as provided in Paragraph XII, the Committee may not, without approval of the stockholders of the Company, lower the exercise price of an Option or Stock Appreciation Right after the date of grant nor may any outstanding Option or Stock Appreciation Right granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price, cash or a new Award. Any other action that is deemed to be a repricing under any applicable rule of the New York Stock Exchange shall be prohibited unless there is prior approval by the stockholders of the Company.

(g) Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock delivered to the Participant after exercise of an Option.

(h) Options and Rights in Substitution for Options Granted by Other Employers. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for options and such rights held by individuals providing services to corporations or other entities who become Employees, Consultants, or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

VIII. RESTRICTED STOCK AWARDS

(a) Forfeiture Restrictions to be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject the Minimum Restrictions and to other restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances as determined by the Committee (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more Performance Measures, (ii) the Participant’s continued employment with the Company or its Affiliate or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion (including, without limitation, a Change in Control), or (iv) a combination of any of the foregoing. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.

(b) Other Terms and Conditions. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate and dividends until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock and any dividends until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award and any associated dividends. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to Restricted Stock Awards, including, but not limited to, (i) rules pertaining to the termination of employment, or service as a Consultant or Director, of a Participant prior to expiration of the Forfeiture Restrictions, or (ii) if the Award is intended to be a Performance Award, providing that dividends are subject to the same Performance Measures as the underlying Award. If dividends are subject to the same Performance Measures of an Award intended to be a Performance Award, the Participant shall not be entitled to such dividends until the Performance Measures of the Award have been met and payment has been determined by the Committee. Such additional terms, conditions, or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

(c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(d) Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX. PERFORMANCE AWARDS

(a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b) Performance Awards. Performance Awards shall be paid, vested or otherwise deliverable, in whole or in part, on account of the attainment of one or more Performance Measures that are contingent upon future performance of the Company, an individual, or any Affiliate, division, or department of the Company during the performance period. Prior to the payment of any compensation based on the achievement of Performance Measures applicable to Performance Awards, the Committee must certify that applicable Performance Measures and any of the material terms thereof were, in fact, satisfied. Subject to the Minimum Restrictions and the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to the Plan shall be determined by the Committee. The amount of cash or shares payable or vested pursuant to Awards that are intended to be Performance Awards may be adjusted by the Committee on a formula or discretionary basis, or any combination, as the Committee determines.

(c) Payment. Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined and certified by the Committee. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Performance Award Agreement. A Participant shall not be entitled to the privileges and rights of a stockholder with respect to a Performance Award covering shares of Common Stock until payment has been determined by the Committee and such shares have been delivered to the Participant.

(d) Termination of Award. A Performance Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable performance period through the payment date, except as may be determined by the Committee.

(e) Performance Award Agreements. At the time any Award is made under this Paragraph IX, the Company and the Participant shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate. The terms and provisions of Performance Award Agreements need not be identical.

X. RESTRICTED STOCK UNIT AWARDS

(a) Forfeiture Restrictions to be Established by Committee. Awards of Restricted Stock Units shall be subject to the Minimum Restrictions and to other restrictions and an obligation of the Participant to forfeit the Award under certain circumstances as determined by the Committee (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more Performance Measures, (ii) the Participant’s continued employment with the Company or its Affiliate or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion (including, without limitation, a Change in Control), or (iv) a combination of any of the foregoing. Each Restricted Stock Unit Award may have different Forfeiture Restrictions, in the discretion of the Committee.

(b) Other Terms and Conditions. The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Unit Award, including, but not limited to, rules pertaining to the termination of the Participant’s service prior to expiration of the Forfeiture Restrictions, as shall be set forth in the Restricted Stock Unit Award Agreement and as are consistent with the terms of the Plan. Cash dividend equivalents may be paid after the vesting period with respect to a Restricted Stock Unit Award and, with respect to Awards intended to be Performance Awards, may be subject to the same Performance Goals as the underlying Award, as determined by the Committee. The Committee, in its sole discretion, may provide for the deferral of a Restricted Stock Unit Award.

(c) Payment. Following the end of the vesting period for a Restricted Stock Unit Award (or at such other time as the applicable Restricted Stock Unit Award Agreement may provide), the holder of a Restricted Stock Unit Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Restricted Stock Unit Award, based on the then vested value of the Award. Payment of a Restricted Stock Unit Award may be made in cash, Common Stock, or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Restricted Stock Unit Award Agreement. A Participant shall not be entitled to the privileges and rights of a stockholder with respect to a Restricted Stock Unit Award until the shares of Common Stock have been delivered to the Participant.

(d) Termination of Award. A Restricted Stock Unit Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable vesting period, except as may be otherwise determined by the Committee.

(e) Restricted Stock Unit Award Agreements. At the time any Award is made under this Paragraph X, the Company and the Participant shall enter into a Restricted Stock Unit Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Unit Award Agreements need not be identical.

XI. BONUS STOCK AWARDS

Each Bonus Stock Award granted to a Participant shall constitute a transfer of unrestricted shares of Common Stock on such terms and conditions as the Committee shall determine. Bonus Stock Awards shall be made in shares of Common Stock and need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for shares of Common Stock issued in connection with a Bonus Stock Award shall be determined by the Committee in its sole discretion.

XII. RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate, any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock , the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

(c) Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Common Stock or other property covered by an Award theretofore granted and the purchase price of Common Stock or other consideration subject to such Award shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If (i) the Company shall not be the surviving entity in any merger, consolidation or reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges or agrees to sell, lease, or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, the power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than (x) 10 days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease, or exchange of assets or dissolution and liquidation or such election of Directors or (y) 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives in an equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, which alternatives may vary among individual Participants and which may vary among Options or Stock Appreciation Rights held by any individual Participant: (1) accelerate the time at which Options or Stock Appreciation Rights then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all such unexercised Awards and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Options or Stock Appreciation Rights held by such Participants (irrespective of whether such Awards are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change in Control Value") of the shares subject to such Awards over the exercise price(s) under such Awards for such shares, or (3) make such adjustments to Options or Stock Appreciation Rights then outstanding as the Committee deems appropriate to reflect such Corporate Change and to prevent the dilution or enlargement of rights (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to such Awards then outstanding), including, without limitation, adjusting such an Award to provide that the number and class of shares of Common Stock covered by such Award shall be adjusted so that such Award shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

(d) Change in Control Value. For the purposes of clause (2) in Subparagraph (c) above, the "Change in Control Value" shall equal the amount determined in the following clause (i), (ii) or (iii), whichever is applicable: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution and liquidation transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options or Stock Appreciation Rights being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e) Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations,

split-ups, split-offs, spin-offs, exchanges, or other relevant changes in capitalization or distributions (other than ordinary dividends) to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award in an equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XII, the aggregate maximum number of shares available under the Plan, the aggregate maximum number of shares that may be issued under the Plan through Incentive Stock Options, and the maximum number of shares that may be subject to Awards granted to any one individual shall be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.

(f) Stockholder Action. Any adjustment provided for in the above Subparagraphs shall be subject to any required stockholder action.

(g) No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

(h) Adjustments in Compliance with Section 409A of the Code. No adjustment pursuant to this Paragraph XII shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

XIII. TERMINATION ON OR AFTER CHANGE IN CONTROL

The terms of an Award shall not provide for accelerated vesting solely due to the occurrence of a Change in Control. If a Change in Control occurs and, on or within two years after the date of consummation of such Change in Control, a Participant’s employment with the Company and its Affiliates is terminated involuntarily by the Company without Cause or by the Participant for Good Reason, then (a) any Award other than Performance Awards held by the Participant at the time of the Participant’s termination shall become fully vested and exercisable and all Forfeiture Restrictions shall immediately lapse and (b) any Performance Award held by the Participant at the time of the Participant’s termination shall become fully vested and all Forfeiture Restrictions shall immediately lapse and such Performance Award shall be deemed to have been earned at the target level.

XIV. AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would materially impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (a) amend the Plan to increase the aggregate maximum number of shares that may be issued under the Plan, increase the aggregate maximum number of shares that may be issued under the Plan through Incentive Stock Options, or change the class of individuals eligible to receive Awards under the Plan, or (b) amend or delete Paragraph VII(f).

XV. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE

(a) Intent and Interpretation. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b) Permissible Payments. Notwithstanding anything in the Plan or in any Award agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award agreement by reason of the occurrence of a Corporate Change or Change in Control or the Participant’s separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Corporate Change or Change in Control or separation from service meet any description or definition of "change in control event" or "separation from service", as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award agreement that is permissible under Section 409A of the Code. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c) Required Delay. Notwithstanding anything in the Plan or in any Award agreement to the contrary, if any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the earlier of (a) the date of the Participant’s death or (b) the date that is six months after the date of the Participant’s separation from service with the Company (in either case, the "Required Delay Period"); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d) Specified Employee Defined. For purposes of the Plan, the term "Specified Employee" has the meaning given such term in Section 409A of the Code and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including the Plan.

XVI. MISCELLANEOUS

(a) No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

(b) No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

(c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

(d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

(f) Clawback. Awards and amounts paid or payable pursuant to or with respect to Awards to a Participant who is (or was) an "officer" of the Company within the meaning of Rule 16a-1(f) promulgated pursuant to the Exchange Act shall be subject to clawback in the event that the Company’s financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under federal securities laws to the extent that the Committee determines, in its discretion, that such restatement is a result of such officer’s commission of fraud or willful misconduct. Notwithstanding any provision of the Plan or any Award agreement to the contrary, the Company reserves the right, without the consent of any Participant, to adopt any additional clawback policies and procedures, including such policies and procedures applicable to the Plan or any Award agreement with retroactive effect.

(g) Foreign Awardees. Without amending the Plan, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdiction in which the Company or its Affiliates operate.

(h) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

EXHIBIT A 2016 SECOND AMENDED AND RESTATED STOCK AND INCENTIVE PLAN (Effective as of May 12, 2020)

Except as otherwise provided in an Award agreement, the definitions set forth in this Exhibit A shall also apply in the case of any provision of the Plan or any Award agreement that includes the term "Change in Control:"

Acquiring Person means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

Change in Control means:

(a) The acquisition by any Acquiring Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a) any acquisition by any Acquiring Person pursuant to a transaction which complies with clause (c)(1) of this definition shall not constitute a Change in Control; or

(b) Individuals, who, immediately following the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Acquiring Person other than the Board; or

(c) The consummation of a Corporate Transaction unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company (if it be the ultimate parent entity following such Corporate Transaction) or the corporation resulting from such Corporate Transaction (or the ultimate parent entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (2) at least a majority of the members of the board of directors of the ultimate parent entity resulting from such Corporate Transaction were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. For purposes of the foregoing sentence, only (A) shares of common stock and voting securities of the Company, assuming the Company is the ultimate parent entity following such Corporate Transaction, held by a beneficial owner immediately prior to such Corporate Transaction and any additional shares of common stock and voting securities of the Company issuable to such beneficial owner in connection with such Corporate Transaction in respect of the shares of common stock and voting securities of the Company held by such beneficial owner immediately prior to such Corporate Transaction, or (B) shares of common stock and voting securities of the ultimate parent entity following such Corporate Transaction, assuming the Company is not the ultimate parent entity following such Corporate Transaction, issuable to a beneficial owner in respect of the shares of common stock and voting securities of the Company held by such beneficial owner immediately prior to such Corporate Transaction, in either case shall be included in determining whether or not the fifty percent (50%) ownership test in this subsection (c) has been satisfied.

Corporate Transaction means a reorganization, merger or consolidation of the Company, any of its subsidiaries or sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) or the liquidation or dissolution of the Company.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Person means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

ANNUAL MEETING OF STOCKHOLDERS OF

FORUM ENERGY TECHNOLOGIES, INC.

May 10, 2022

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/23806/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330303000000000000 7 051022

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ C. Christopher Gaut
○ Louis A. Raspino Jr.
○ Dr. Emily Reichert, Ph.D.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, and "FOR" Proposals 2, 3 and 4.**

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

FORUM ENERGY TECHNOLOGIES, INC.

Proxy for Annual Meeting of Stockholders on May 10, 2022

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints C. Christopher Gaut and John C. Ivascu, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Forum Energy Technologies, Inc., to be held May 10, 2022, 8:00 a.m. Central Daylight Time, at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1 14475